Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of August 16, 2024

by and among

BRIDGEBIO PHARMA, INC.,
VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP,
VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP,
PATIENT SQUARE BRAVO AGGREGATOR, LP,
SC US/E GROWTH FUND X MANAGEMENT, L.P.,
SC US/E VENTURE FUND XVIII MANAGEMENT, L.P.,
FRAZIER LIFE SCIENCES XI, L.P.,
FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.,
FRAZIER LIFE SCIENCES PUBLIC OVERAGE FUND, L.P.,
CORMORANT PRIVATE HEALTHCARE FUND IV, LP,
CORMORANT PRIVATE HEALTHCARE FUND V, LP,
CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP,
AISLING V BRIDGE SPLITTER LP,
KUMAR HALDEA REVOCABLE TRUST,
PATIENT SQUARE BRAVO AGGREGATOR, LP, VIKING GLOBAL
 OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP & VIKING GLOBAL
OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, as Representatives of the
Investors

and
BRIDGEBIOX PHARMA, LLC

i

 INDEX OF EXHIBITS, SCHEDULES AND ANNEXES

Exhibits

Exhibit A	Form of Amended and Restated LLC Agreement
Exhibit B	Certificate of Formation
Exhibit C	Transition Services Agreement
Exhibit D	Form of Pre-Closing Assignment and Assumption Agreement
Exhibit E	Form of Intercompany Termination Agreement

Schedules

Schedule 1.1(a)	Acquired Subsidiaries
Schedule 1.1(b)	In-Scope Programs
Schedule 1.1(c)	In-Scope Program Employees
Schedule 1.1(d)	In-Scope Scientific Equipment
Schedule 1.1(e)	In-Scope Regulatory Approvals
Schedule 1.2(a)	Knowledge of BridgeBio
Schedule 1.2(b)	Knowledge of Investors
Schedule 3.1	Initial Company Interests

Annexes

Annex A	Index of Defined Terms

BridgeBio Disclosure Letter

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of August 16, 2024, is made by and among Viking Global Opportunities Illiquid Investments Sub-Master LP, Viking Global Opportunities Drawdown (Aggregator) LP, Patient Square Bravo Aggregator, LP, SC US/E GROWTH FUND X MANAGEMENT, L.P., SC US/E Venture Fund XVIII Management, L.P., Frazier Life Sciences XI, L.P., Frazier Life Sciences Public Fund, L.P., Frazier Life Sciences Public Overage Fund, L.P., Cormorant Private Healthcare Fund IV, LP, Cormorant Private Healthcare Fund V, LP, Cormorant Global Healthcare Master Fund, LP, Aisling V Bridge Splitter LP, Kumar Haldea Revocable Trust (each, an “Investor” and collectively, the “Investors”), BridgeBio Pharma, Inc., a Delaware corporation (“BridgeBio” and together with the Investors, the “Members” and each a “Member”), Patient Square Bravo Aggregator, LP, Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP, solely in their capacity as Investors’ representatives (each, an “Investors’ Representative” and, collectively, the “Investors’ Representatives”), and BridgeBioX Pharma, LLC, a Delaware limited liability company (the “Company”). Each of BridgeBio, the Investors, the Investors’ Representatives and the Company are referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Members desire to make certain contributions to the Company and operate the Company as a joint venture for the purpose of researching, developing, manufacturing and commercializing pharmaceutical products, including those within the In-Scope Programs;

WHEREAS, the BridgeBio Board has established the Special Committee and delegated to the Special Committee authority to, among other things, consider, review, evaluate and negotiate (on behalf of BridgeBio) with the Investors the terms of such potential transaction (including corporate opportunity waiver related thereto) and alternatives thereto and to make a recommendation to the full BridgeBio Board as to whether BridgeBio should enter into such potential transaction;

WHEREAS, the Special Committee has (a) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of BridgeBio and its stockholders and (b) resolved to recommend that the BridgeBio Board (i) declare advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (ii) approve this Agreement and the transactions contemplated hereby (the “Special Committee Recommendation”);

WHEREAS, the BridgeBio Board, acting upon the Special Committee Recommendation, has (a) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of BridgeBio and its stockholders, and (b) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

WHEREAS, in connection with the foregoing, BridgeBio formed the Company on June 5, 2024 as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) and entered into the original limited liability company agreement of the Company as of June 5, 2024 (the “Original LLC Agreement”);

WHEREAS, as of the date hereof, BridgeBio has, and has caused its Subsidiaries to, effect the Pre-Closing Restructuring pursuant to Section 2.1 (the “Pre-Closing Restructuring”), pursuant to which, among other things, the Acquired Assets and Assumed Liabilities have been transferred to or assumed by, as applicable, an In-Scope Entity (to the extent not already owned by such In-Scope Entity) or Sub23, Inc., a Delaware corporation and a wholly owned Subsidiary of BridgeBio formed in connection with the Pre-Closing Restructuring, as applicable (such formed Subsidiary, the “Formed Entity” and together with the In-Scope Entities, the “Acquired Subsidiaries”); and

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing: (a) after giving effect to the Pre-Closing Restructuring, BridgeBio will assign and transfer (or cause to be assigned and transferred) the capital stock of the Acquired Subsidiaries owned by BridgeBio or any of its Subsidiaries to the Company, (b) each Investor will make cash contributions to the Company at Closing and commit to make future cash contributions to the Company and (c) the Parties will amend and restate the Original LLC Agreement in its entirety by entering into the Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit A (the “Amended and Restated LLC Agreement” and, the Original LLC Agreement or the Amended and Restated LLC Agreement, when in effect, the “LLC Agreement”); and (d) the Investors will be admitted as members of the Company in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.1           Definitions.

“Acquired Assets” means the following assets, rights and interests of BridgeBio and its Subsidiaries (but, for the avoidance of doubt, excluding the Excluded Assets):

(a)          the In-Scope Program Patents, In-Scope Program Know-How and In-Scope Program Other IP (“Acquired IP Assets”)

(b)         all IT Assets owned or purported to be owned by BridgeBio or any of its Subsidiaries and exclusively used or held for use in connection with each In-Scope Program (“Acquired IT Assets”);

(c)         all scientific equipment and the inventory materials contained therein, and  other tangible materials consisting of cell lines, animal models and compound inventory, in each case of the foregoing, that is exclusively used in connection with any of the In-Scope Programs (and which scientific equipment is set forth on Schedule 1.1(d));

(d)          the In-Scope Program Contracts;

(e)          any rights and benefits under Shared Contracts to the extent allocated or assigned to or retained by the Company or any of its Subsidiaries pursuant to Section 6.8;

(f)          (A) all current and historical books, records, files and physical materials of any type, including supplier and consultant lists, distribution lists, development plans and life cycle management data, correspondence (including e-mails), Transferred Employee Records (to the extent not prohibited by applicable Law) (but excluding all other personnel records), financial records, audit reports, batch records, and laboratory notebook records (in all cases, in any form or medium, including electronic or physical) (collectively, “Records”), in each case, to the extent exclusively related to the In-Scope Programs, Acquired Assets or Assumed Liabilities; provided that BridgeBio shall have the right to redact or otherwise extract any information from the Acquired Records that is not in any way related to the In-Scope Programs, Acquired Assets or Assumed Liabilities; provided that BridgeBio may retain copies of any such Records for bona fide business purposes (collectively, the “Acquired Records”);

(g)         all rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands to the extent related to or arising from any of the In-Scope Programs, any Acquired Asset or any Assumed Liability (including rights to obtain damages, injunctive relief, and any other remedies for past, present, and future infringement, misappropriation, or other violation thereof);

(h)          all (A) applications, submissions, registrations or notifications submitted to a Regulatory Authority for purposes of obtaining, updating or maintaining of any Regulatory Approval to the extent exclusively relating to any In-Scope Program, (B) correspondence with or to Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authorities) to the extent exclusively related to any In-Scope Program, (C) non-clinical, clinical and other files, writings, notes, studies, reports and other documents contained or referenced in or supporting any of the foregoing or any Regulatory Approval, in each case, that were acquired, developed, compiled, collected or generated by BridgeBio or any of its Subsidiaries, or by any Third Party on behalf of BridgeBio or any of its Subsidiaries, in each case, to the extent exclusively related to any In-Scope Program, and (D) all regulatory or legal rights in any of clauses (A) to (C) (collectively, the “Acquired Regulatory Documentation”);

(i)           all Permits primarily used or held for use in connection with the In-Scope Programs, to the extent transferable;

(j)        any assets primarily related to the In-Scope Programs conducted by Portal and Sub21 that are reflected on the “Total assets” line item of the Financial Statements for each of Portal or Sub21 or that arise after the date of the Financial Statements and are of a type that would be reflected in the “Total assets” line item on a balance sheet of Portal or Sub21 in the Financial Statements had they existed at June 30, 2024, but excluding (A) the Excluded Intercompany Receivables (such assumed intercompany receivables (the “Assumed Intercompany Receivables”) and (B) Cash; and

(k)          all Contracts with respect to each Acquired Subsidiary Plan.

“Acquired Subsidiary Plan” means each Employee Plan that is sponsored or maintained solely by an Acquired Subsidiary for the benefit of In-Scope Program Employees or other current or former individual service providers of an Acquired Subsidiary.

“Affiliate” means, in respect of a Person, any entity or person which directly or indirectly controls, is controlled by or is under common control with that Party and for these purposes the term “control” shall mean (a) the right to exercise or cause the exercise of fifty percent (50%) or more of the voting rights of such entity or person, or (b) the right to exercise management control by agreement; provided, that, after the Closing, the Company or any of its Subsidiaries (including the Acquired Subsidiaries) shall not be deemed or treated as an Affiliate of BridgeBio.

“Assumed Liabilities” means the following (and only the following) Liabilities of BridgeBio or its Subsidiaries, in each case whether accrued or unaccrued, fixed, known or unknown, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or determinable, but in each case, excluding the Excluded Liabilities:

(i)          any Liabilities to the extent related to or arising out of the ownership or use of any Acquired Asset, to the extent arising from facts, conditions or circumstances first existing or first occurring on or after the Closing;

(ii)          any Liabilities to the extent related to or arising out of any In-Scope Program Contract, to the extent arising from facts, conditions or circumstances first existing or first occurring on or after the Closing;

(iii)         any Liabilities relating to Shared Contracts to the extent transferred to the Company or one of the Acquired Subsidiaries pursuant to Section 6.8 and to the extent arising from facts, conditions or circumstances first existing or first occurring on or after the Closing;

(iv)        any Liabilities, up to a cap of $1,200,000, to the extent incurred after June 30, 2024 but prior to the Closing that would be reflected in the “Total liabilities” line item of the balance sheet for either of Portal or Sub21 prepared in accordance with GAAP (the “Assumed Balance Sheet Liabilities”) (including any Liabilities of each of Portal and Sub21 to the extent incurred after June 30, 2024 but prior to the Closing for (A) accounts payable (“Assumed Accounts Payable”) and (B) intercompany payables owed to BridgeBio or its Subsidiaries (other than the Acquired Subsidiaries) excluding the Excluded Accounts Payable (“Assumed Intercompany Payables”));

(v)           any Taxes payable by the Acquired Subsidiaries other than any Taxes described in clauses (ix) or (x) of the definition of Excluded Liabilities;

(vi)       except as otherwise expressly set forth in Section 6.10, all Liabilities relating to, arising out of or in connection with the In-Scope Program Employees who become Transferred Employees, to the extent arising from facts, conditions or circumstances first existing or first occurring on or after the Transfer Date; and

(vii)        all Liabilities relating to, arising out of or in connection with the Acquired Subsidiary Plans.

“BridgeBio Board” means the Board of Directors of BridgeBio.

“BridgeBio Material Adverse Effect” means any change, event, development, effect or occurrence (each, an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition, assets, liabilities, or results of operation of the Acquired Subsidiaries, In-Scope Programs, the Acquired Assets or the Assumed Liabilities, taken as a whole, or (b) the ability of BridgeBio or the Company to perform its obligations under this Agreement or the Transaction Documents or the consummation by BridgeBio or the Company of the transactions contemplated hereby; provided that, for purposes of clause (a), none of the following, and no Effect that results from or arises in connection with the following, either alone or in combination, shall be deemed to constitute a BridgeBio Material Adverse Effect or be taken into account in determining whether a BridgeBio Material Adverse Effect has occurred: (i) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States or elsewhere in the world, (ii) conditions (or changes therein) generally effecting the industries in which BridgeBio and its Subsidiaries (in each case, with respect to the In-Scope Programs) operate, (iii) any change in applicable Law or GAAP, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, terrorism, or any escalation or worsening of any of the foregoing, (v) any epidemic, pandemic, disease outbreak or other public health-related event ((including the COVID-19 pandemic) (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities)), hurricane, tornado, flood, fire, volcano, earthquake or other natural disaster, (vi) the failure, in and of itself, of BridgeBio or any of its Subsidiaries (in each case solely with respect to the In-Scope Programs) to meet any internal or external projections, forecasts, estimates or predictions before, on or after the date hereof (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a BridgeBio Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) any change in BridgeBio’s stock price or trading volume (but not underlying facts to the extent not otherwise excluded herein), (viii) any change resulting directly from the announcement, pendency or performance of this Agreement and the transactions contemplated hereby, including the identity of the Investors or their respective Affiliates (provided that this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement, pendency or consummation of the transactions contemplated hereby), (ix) actions taken as expressly required by this Agreement, (x) any action taken by BridgeBio, the Company or any of its Subsidiaries at the Investors’ written request, except in the case of clause (i), (ii), (iii), (iv) or (v), to the extent that the In-Scope Programs, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries or markets in which BridgeBio and its Subsidiaries (in each case, with respect to the In-Scope Programs) operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a BridgeBio Material Adverse Effect).

“Business Day” means any day that is not a Saturday or Sunday or other day on which banks in the State of New York or California are authorized or obligated to be closed.

“Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on June 5, 2024, in the form attached hereto as Exhibit B, as may be amended or restated by the Members in accordance with the LLC Agreement and the Act from time to time.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Interest” means a membership interest, in the form of Units, of the Company issued to a Member.

“Consent” means any approval, consent, ratification, permission, waiver or authorization from any Person other than a Governmental Authority.

“Contract” means any contract, agreement, click-through terms, purchase order, modification, obligation, instrument, promise, commitment, undertaking or arrangement (in each case, whether written, electronic or oral) that is or purports to be legally binding.

“Control” means the right or ability to grant a license (other than through a license granted pursuant to this Agreement or any other Transaction Document) of, or use of or access to (other than use of or access to pursuant to this Agreement or any Transaction Document), specified Intellectual Property in each case without violating the terms of any agreement or other arrangement with any Third Party.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

“Employee Plan” means any “employee benefit plan” (as defined in section 3(3) of ERISA, whether or not subject to ERISA), and each other agreement, plan, program, fund, policy, Contract or arrangement (whether written or unwritten) providing compensation or benefits, including employment, individual consulting, pension, retirement, profit sharing, equity or equity-based, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, commission, deferred compensation, vacation, life insurance, death benefit, sick pay, disability, severance, termination, separation, seniority pay, holiday pay, fringe benefit or other benefit or compensation plan, agreement, program, arrangement or policy (other than any of the foregoing that is statutorily required to be maintained by a Governmental Authority) that is, in each case, maintained, sponsored, contributed to or required to be contributed to by BridgeBio or any of its Affiliates or with respect to which BridgeBio or any of its Affiliates has any Liability.

“Encumbrance” means any lien, license, encumbrance, security interest, pledge, mortgage, easement, deed of trust, option, right of way, encroachment, conditional sale agreements and restrictions, right of first option or right of first refusal, preemptive rights, drag-along right, hypothecation, restriction on transfer of title or voting or similar restrictions on the full ownership and possession of a given asset, and any other claims, encumbrances or restrictions that have the same or a similar effect to the granting of security interest in such asset, whether imposed by Contract, Law, equity or otherwise, other than restrictions on transfer under applicable securities law.

“Equity Award Holder” means a holder of Equity Awards as of immediately prior to the Closing.

“Equity Awards” means, collectively, (i) the outstanding and unexercised options (whether vested or unvested) to purchase shares of common stock of Portal Therapeutics, Inc. and other equity-based awards relating to common stock of Portal Therapeutics, Inc. and (ii) the outstanding and unexercised options (whether vested or unvested) to purchase shares of common stock of Sub21, Inc. and other equity-based awards relating to common stock of Sub21, Inc., in each case, whether granted under a Stock Plan or otherwise.

“Excluded Liabilities” means any and all Liabilities of BridgeBio or its Subsidiaries or otherwise related to the Company or any Acquired Subsidiary, whether accrued or unaccrued, fixed, known or unknown, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, that are not Assumed Liabilities, including, the following:

(i)            any Liabilities to the extent related to or arising out of any Excluded Asset;

(ii)           any Liabilities of BridgeBio under this Agreement and the other Transaction Documents;

(iii)         any Liabilities to the extent related to or arising out of any In-Scope Program, to the extent arising from facts, conditions or circumstances existing or occurring prior to the Closing (including the Pre-Closing Restructuring) (other than Assumed Balance Sheet Liabilities);

(iv)         any Liabilities to the extent related to or arising out of any In-Scope Program Contract, to the extent arising from facts, conditions or circumstances existing or  occurring prior to the Closing (other than Assumed Balance Sheet Liabilities);

(v)          any Liabilities arising out of or related to any Employee Plan, including the provision of continuation coverage under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (“COBRA”) to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), other than any Liabilities arising out of or related to any Acquired Subsidiary Plan;

(vi)          any Liabilities relating to Shared Contracts to the extent not transferred to the Company or one of the Acquired Subsidiaries pursuant to Section 6.8;

(vii)        any Liabilities to the extent reflected in the “Total liabilities” line item of the Financial Statements for either Portal or Sub21 that are not Assumed Balance Sheet Liabilities (including any Liabilities for accounts payable that are not Assumed Accounts Payable (“Excluded Accounts Payable”) and any Liabilities for intercompany payables that are not Assumed Intercompany Payables);

(viii)      (A) any Liabilities, including those arising out of or related to the employment, service or retention, or the termination thereof, of any current or former employees, directors or independent contractors or service providers of BridgeBio or its Affiliates, who are not Transferred Employees, (B) any Liabilities related to any In-Scope Program Employees who do not become Transferred Employees, (C) any Liabilities related to Transferred Employees arising prior to the Transfer Date; and (D) any Liabilities assumed by BridgeBio or its Subsidiaries related to any employee leasing arrangement set forth in the Transition Services Agreement;

(ix)          any Taxes payable by BridgeBio or its Subsidiaries (other than the Acquired Subsidiaries); and

(x)          any Taxes payable by, or with respect to, the Acquired Subsidiaries with respect to a Pre-Closing Tax Period (including any Tax of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by contract (other than contracts entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), as a transferee or successor, or otherwise).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“Financing Agreement” means that certain Financing Agreement, dated as of January 17, 2024, by and among BridgeBio, certain of its Subsidiaries and the other parties thereto.

“Fraud” means the making by a Party, to another Party, of an intentional misrepresentation with respect to any representation or warranty contained in Article IV or Article V of this Agreement by the first such Party that, at the time such representation or warranty was made by such Party, (a) such representation or warranty was inaccurate, (b) such Party had actual knowledge (meaning without imputed or constructive knowledge) that such representation or warranty was inaccurate, (c) in making such representation or warranty any Person with knowledge of the inaccuracy thereof had the intent to deceive such other Party and to induce such other Party to enter into this Agreement and (d) such other Party acted in reliance on such representation or warranty in entering into this Agreement and suffered or incurred damages, injury, losses or costs as a result of such reliance.  “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness, and only the Person or Persons who committed the Fraud shall be responsible for such Fraud and only to the Party established to have suffered from such Fraud.

“GAAP” means, as of any date of determination, generally accepted accounting principles in the United States as of such date, consistently applied.

“Governmental Authority” means any supranational, federal, foreign, national, state, county, local, municipal or other governmental, legislative, judicial, regulatory or administrative authority, agency, commission or other instrumentality, including any Tax Authority, any court, tribunal or arbitrator or arbitral body (public or private) with competent jurisdictions, and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“Governmental Order” means any order, writ, judgment, ruling, injunction, decree, directive, stipulation, determination or award entered, rendered, issued or made by any Governmental Authority.

“Health Laws” means any Law regarding health care products applicable to the Company and the Acquired Subsidiaries the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing or distribution of these products, including, as applicable (i) the FDCA and the regulations promulgated thereunder (including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports and their respective counterparts promulgated by Regulatory Authorities in countries outside the United States), (ii) the Public Health Service Act (42 U.S.C. § 262), and the regulations promulgated thereunder, (iii) all federal and state fraud and abuse Laws, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn et seq), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the False Claims Act (31 U.S.C. §§ 3729-3733), the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812), and the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (iv) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health, and the regulations promulgated thereunder and comparable state Laws, (v) the Controlled Substances Act, (vi) Titles XVIII and XIX of the Social Security Act and the regulations promulgated thereunder, and (vii) the Clinical Laboratories Improvement Amendment.

“In-Scope Entities” means those BridgeBio Subsidiaries set forth in Schedule 1.1(a).

“In-Scope Programs” means those programs set forth in Schedule 1.1(b).

“In-Scope Program Contracts” means all Contracts that are primarily related to the In-Scope Programs.

“In-Scope Program Employee” means each individual listed in Schedule 1.1(c), which schedule may be updated from time to time as reasonably agreed by BridgeBio and the Company in good faith or in accordance with the terms of this Agreement.

“In-Scope Program IP” means all Intellectual Property (other than Trademarks) used or held for use by BridgeBio or its Subsidiaries to conduct any In-Scope Program.

“In-Scope Program Know-How” means Know-How owned or purported to be owned by BridgeBio (or any of its Subsidiaries) as of the Closing Date to the extent primarily related to any of the In-Scope Programs.

“In-Scope Program Other IP” means all Intellectual Property owned or purported to be owned by BridgeBio (or any of its Subsidiaries) as of the Closing Date (other than Patents, Know-How and Trademarks) to the extent primarily related to any of the In-Scope Programs.

“In-Scope Program Patents” means (a) those Patents listed on Section 4.15(a) of the BridgeBio Disclosure Letter (excluding those Patents expressly identified on Section 4.15(a) of the BridgeBio Disclosure Letter as licensed to BridgeBio or one of its Subsidiaries by the University of Pittsburgh), (b) all provisional applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of any of the Patents described in sub-clause (a), (c) any Patents that claim priority to any of the Patents in sub-clause (a) or (b), and (d) all equivalents and counterparts of any of the Patents in sub-clause (a), (b) or (c).

“Intellectual Property” means all of the following and all rights therein: (i) patents, patent applications, and all related provisional applications, priority and other applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof and equivalents or counterparts of any of the foregoing (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (v) Know-How; (vi) all other intellectual property or proprietary rights of any nature; (vii) all causes of action and other enforcement actions with respect to any of the foregoing, including the right to sue for past, present or future infringement, misappropriation or violation of any of the foregoing; (viii) applications and registrations, and any renewals, extensions and reversions, for the foregoing; and (ix) all rights and remedies with respect to each of the foregoing, including the rights to obtain damages, injunctive relief, and any other remedies for past, present, and future infringement, misappropriation, or other violation thereof.

“Intercompany Termination Agreement” means the Intercompany Termination Agreement by and between BridgeBio, Portal Therapeutics, Inc., Sub21 Inc. and other parties thereto in substantially the form attached hereto as Exhibit E.

“Investor Material Adverse Effect” means, with respect to any Investor, any change, event, development, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of an Investor to perform its obligations under this Agreement or on the consummation by such Investor of the transactions contemplated hereby.

“IT Assets” means any tangible information technology equipment, including computers, firmware, workstations, routers, hubs, switches, data communication lines, and any documentation associated with, and any Software incorporated in, any of the foregoing.

“Know-How” means (i) all confidential or proprietary technical, engineering, scientific, regulatory or other information, results, knowledge, techniques or data, and (ii) inventions, processes, practices, methods, trade secrets, know-how, instructions, protocols, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), drawings, compositions, formulae, formulations, models, methodologies, schematics, and specifications; provided that Know-How does not include Patent rights to the extent claiming any of the foregoing.

“Knowledge of BridgeBio” means the actual knowledge of the individuals set forth in Schedule 1.2(a) (in each case, assuming reasonable inquiry of direct reports).

“Knowledge of Investors” with respect to each Investor, the actual knowledge of the individuals set forth opposite such Investor’s name in Schedule 1.2(b).

“Law” means any applicable law (including, for the avoidance of doubt, Health Laws), act, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority or any Governmental Order.

“Legal Proceeding” means any civil, criminal, judicial, administrative or arbitral actions, suits, charges, Governmental Orders, complaints, inquiries, arbitrations, hearings, litigation, proceedings (public or private), claims, investigations or audits by or before a Governmental Authority or other body of competent jurisdiction, including notice of violation or noncompliance, interferences, oppositions, cancellations or other proceedings of any nature.

“Liabilities” means any and all debts, liabilities, claims, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due and whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Losses” means any and all losses, damages, penalties, fines, Taxes, costs and expenses, and the amounts of or paid or payable in respect of, any and all Liabilities and claims (including interest, penalties, reasonable attorneys’ fees and disbursements and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, that “Losses” shall not include (except to the extent actually awarded to a Third Party in connection with a Third-Party Claim) any consequential, special, exemplary, incidental, indirect or punitive damages, lost profits, or diminution in value.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, formation or organization and bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, other operating agreement, stockholders’ agreement or other similar governing documents of such Person, in each case, as amended through the date hereof.

“Permits” means all (i) Regulatory Approvals, to the extent exclusively related to any In-Scope Program (if applicable), including the Regulatory Approvals set forth in Schedule 1.1(e) and (ii) other consents, approvals, authorizations, certificates, filings, notices, permits, concessions, exemptions, clearances, registrations, franchises or licenses issued by any Regulatory Authority or other Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances of mechanics, carriers, workmen, repairmen, warehouseman, materialmen or other similar Encumbrances arising or incurred by operation of law or otherwise incurred in the ordinary course of business for security amounts (i) that are not overdue and payable and (ii) for which adequate reserves (as determined in accordance with GAAP) have been established; (b) Encumbrances for Taxes, labor claims, assessments and other governmental charges (i) which are not yet due and payable or which are being contested in good faith by appropriate proceedings and (ii) for which adequate reserves (as determined in accordance with GAAP) have been established; (c) Encumbrances imposed or promulgated by requirements and restrictions of zoning, permit, license, building and other applicable Laws, and development, site plan, subdivision or other agreements with municipalities that do not, and would not reasonably be expected to, materially detract from the value of any Acquired Subsidiary or any Acquired Assets or that do not materially interfere with the operation or use of any Acquired Subsidiary or any Acquired Assets as currently used; (d) non-exclusive licenses of, and other non-exclusive grants of rights to use, Intellectual Property in the ordinary course of business; (e) Encumbrances that will be released at the Closing; (f) any Encumbrances that are expressly set forth in the Organizational Documents of the In-Scope Entities (including any agreements with any minority stockholder of the In-Scope Entities), which BridgeBio has made available to the Investors and (g) other than with respect to Intellectual Property, other Encumbrances incurred in the ordinary course of business that do not, and would not reasonably be expected to, materially detract from the value of any Acquired Subsidiary or any Acquired Assets or that do not materially interfere with the operation or use of any Acquired Subsidiary or any Acquired Assets as currently used.

“Person” means any individual, corporation, partnership, association, limited liability company, trust, estate, unincorporated organization, government, entity or agency or political subdivision thereof or other entity or any group comprised of two (2) or more of the foregoing.

“Pre-Closing Assignment and Assumption Agreement” means the Pre-Closing Assignment and Assumption Agreement by and between BridgeBio, the Company and other parties thereto in substantially the form attached hereto as Exhibit D.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on, or prior to, the Closing Date. In the case of any taxable period that begins on or before but ends after the Closing Date (a “Straddle Period”), (i) property, ad valorem, and similar Taxes charged on a periodic basis allocable to the pre-Closing portion of such Straddle Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that include or precede the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes other than Taxes described in clause (i) above of the Company allocable to the pre-Closing portion of such Straddle Period shall be computed as if such taxable period ended as of the end of the day of the Closing Date.

“Portal” means Portal Therapeutics, Inc., a Delaware corporation.

“Regulatory Approvals” means, with respect to a pharmaceutical product in an applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, manufacture and/or commercialize, use, import, export, or otherwise exploit such pharmaceutical product in such regulatory jurisdiction in accordance with Law, including any Investigational New Drug application (“IND”) or any other investigational medicinal product dossier.

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils or other Governmental Authority (including the FDA) and applicable institutional review boards (IRBs) regulating or otherwise exercising authority with respect to the In-Scope Programs.

“Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement include Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person is are prohibited pursuant to applicable Sanctions.

“Sanctions” means economic sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, His Majesty’s Treasury, the European Union and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, and the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 and the U.S. National Defense Authorization Act of 2013, all as amended, and any executive order, directive or regulation pursuant to the authority of any of the foregoing.

“Special Committee” means the special committee of independent directors of the BridgeBio Board formed in connection with evaluation and negotiation of the transactions contemplated by the Transaction Documents and alternatives thereto.

“Stock Plans” means, collectively, (i) the Sub21, Inc. 2022 Stock Option and Grant Plan and (ii) the Portal Therapeutics, Inc. 2020 Stock Option and Grant Plan.

“Sub21” means Sub21, Inc., a Delaware corporation.

“Subsidiary” means, as to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the capital stock or other equity interests of which (i) ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (ii) at least a majority of the economic interest attributable to all capital stock or other equity interests of any of the foregoing entities, is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person, (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager; provided, that, after the Closing, the Company shall not be deemed or treated as a Subsidiary of BridgeBio.

“Tax” or “Taxes” means, without duplication, all federal, state, provincial, local, or non U.S. income, profits, revenues, franchise, services, receipts, gross receipts, net worth, sales, use, excise, recording, real estate, real estate transfer, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, value added and other similar taxes, duties, levies, tariffs, imposts and assessments, including related interest, penalties, fines, and additions to tax levied by any Tax Authority.

“Tax Authority” means any national, federal, state, local, municipal or non-U.S. Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the U.S. Internal Revenue Service).

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information required to be provided to or filed with any Governmental Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person who is not a Party or an Affiliate of a Party.

“Transaction Documents” means this Agreement, the Amended and Restated LLC Agreement, the Certificate of Formation, the Transition Services Agreement, Pre-Closing Assignment and Assumption Agreement, Intercompany Termination Agreement and any other certificate, instrument or other document delivered pursuant to any of the foregoing.

“Transferred Employee Records” means records of BridgeBio and its Subsidiaries that relate to Transferred Employees, but only to the extent that such records pertain to:  (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and records and (v) active medical restriction forms.

“Transition Services Agreement” means the Transition Services Agreement by and between BridgeBio Services, Inc., a Delaware corporation, on the one hand, and the Company, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Unit” means a unit of the Company representing a limited liability company interest in the Company and having the rights, preferences and privileges, and being subject to the covenants and agreements, set forth in the LLC Agreement.

“U.S.” or “United States” means the United States of America.

ARTICLE II
PRE-CLOSING RESTRUCTURING

Section 2.1           Pre-Closing Restructuring.

(a)         Subject to Section 2.2 and applicable Law, prior to the Closing, BridgeBio shall have, and shall have caused its applicable Subsidiaries to, transfer, convey, deliver and assign to the applicable In-Scope Entity (to the extent not already owned by such In-Scope Entity) or the Formed Entity (designated by BridgeBio to hold the Acquired Assets for the Tuberous Sclerosis Complex (TSC) program (with respect to small molecule method only)) all of BridgeBio’s and its Subsidiaries’ respective right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and each In-Scope Entity or the Formed Entity, as applicable, has assumed, is responsible for and has timely discharged when due, all respective Assumed Liabilities, pursuant to the Pre-Closing Assignment and Assumption Agreement.

(b)         Each Party expressly agrees and acknowledges that the Acquired Assets will not include any assets, rights or interests of BridgeBio and its Subsidiaries that do not constitute “Acquired Assets”, which excluded assets shall be deemed to include the following items (collectively, the “Excluded Assets”):

(i)        all Intellectual Property other than the Acquired IP Assets, including, for clarity, any Trademarks that include (A) BRIDGEBIO and (B) any Trademarks containing or comprising the foregoing (A), including any Trademarks confusingly similar thereto or dilutive thereof (such Trademarks, the “BridgeBio Marks”);

(ii)          all IT Assets other than the Acquired IT Assets;

(iii)         the portion of any Shared Contracts that are not allocated or assigned to or retained by the Company or any of its Subsidiaries, or to which BridgeBio or any of its Affiliates (other than the Acquired Subsidiaries) is or will be a party pursuant to Section 6.8 of the Agreement;

(iv)        all (A) applications, submissions, registrations or notifications submitted to a Regulatory Authority for purposes of obtaining, updating or maintaining of any Regulatory Approval, (B) correspondence with or to Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authorities), (C) non-clinical, clinical and other files, writings, notes, studies, reports and other documents contained or referenced in or supporting any of the foregoing or any Regulatory Approval, and (D) all regulatory or legal rights in any of clauses (A) to (C), in each case of the foregoing (A) – (D), other than the Acquired Regulatory Documentation;

(v)          all Regulatory Approvals other than Regulatory Approvals exclusively related to any In-Scope Program (if applicable);

(vi)          all rights of BridgeBio under this Agreement and the other Transaction Documents;

(vii)       (A) all real property and any buildings, improvements and fixtures thereon, and (B) all leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of BridgeBio or any of its Affiliates;

(viii)        all cash and cash equivalents (“Cash”);

(ix)          the portion of the “Intercompany receivables” reflected in the “Total assets” line item of the Financial Statements for each of Portal or Sub21 to the extent incurred on or prior to June 30, 2024 (the “Excluded Intercompany Receivables”); and

(x)          all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders.

Section 2.2           Non-Assignment of Certain Acquired Assets.

(a)         Notwithstanding the foregoing, this Agreement shall not constitute an agreement for BridgeBio or any of its Subsidiaries to sell, convey, assign, transfer or deliver to the Company the Acquired Assets set forth in Section 2.2 of the BridgeBio Disclosure Letter for which consent, authorization or approval of a Third Party (identified in Section 2.2 of the BridgeBio Disclosure Letter) is required but has not been obtained prior to the Closing Date because an attempted conveyance, assignment, transfer or delivery of such Acquired Asset, without the consent, authorization or approval of such Third Party, may constitute a breach or other contravention thereof or a violation of Law. For clarity, if any asset, right or interest that would otherwise constitute an Acquired Asset is not assignable or transferable as contemplated in this Section 2.2(a) (each, a “Non-Assigned Asset”), such asset shall not be deemed an Acquired Asset; provided, however, following BridgeBio’s receipt of the relevant consent, authorization or approval, as applicable, BridgeBio shall, or shall cause its Subsidiaries to, promptly assign or transfer to the Company the Non-Assigned Asset, and such asset shall thereafter be deemed an “Acquired Asset” for purposes of this Agreement.

(b)         If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of Law, in each case, with respect to a Non-Assigned Asset (whether or not listed on Section 2.2 of the BridgeBio Disclosure Letter), BridgeBio shall, or shall cause its applicable Subsidiaries to (as applicable), for twenty-four (24) months following the Closing Date, use commercially reasonable efforts to obtain any such consent, authorization or approval as promptly as practicable after the date hereof, and the Company shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to cooperate with BridgeBio or any of its applicable Subsidiaries, as applicable, to obtain any such consent, authorization or approval, necessary for the conveyance, assignment, transfer or delivery of any such Non-Assigned Asset to the Company or its designee, and upon receipt of such consent, authorization or approval, BridgeBio shall, or shall cause its Subsidiaries to, promptly assign or transfer to the Company or its designee such Non-Assigned Asset for no additional consideration. Prior to conveying a Non-Assigned Asset as provided in this Section 2.2(b), BridgeBio shall, and shall cause its applicable Subsidiaries to, cooperate and use commercially reasonable efforts to obtain a mutually acceptable arrangement under which the Company (and/or one of its Subsidiaries) will, in compliance with Law and the terms of the applicable Non-Assigned Asset, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Non-Assigned Asset, claim, right or benefit in accordance with this Agreement and the relevant Non-Assigned Asset, claim, right or benefit, including subcontracting or sublicensing to the Company (and/or one of its Subsidiaries), or under which BridgeBio will, or will cause one of its Subsidiaries to, (i) enforce, for the benefit of the Company (and/or its Subsidiaries) any and all of its or their rights against a Third Party (including any Governmental Authority) associated with such Non-Assigned Asset, claim, right or benefit, and (ii) promptly pay to the Company (and/or one of its Subsidiaries), when received, all monies received by it or them under any such Non-Assigned Asset, claim, right or benefit, and the Company (and/or one of its Subsidiaries) will assume the Assumed Liabilities associated therewith. In the event that BridgeBio remains unable to convey such Non-Assigned Asset after using such commercially reasonable efforts to do so for twenty-four (24) months following the Closing Date, and during such period in which BridgeBio attempts to obtain such consent, authorization or approval, BridgeBio, upon the Company’s prior written request, will cooperate with BridgeBio and use commercially reasonable efforts to assist the Company in entering into a new Contract with the applicable Third Party on substantially similar terms; provided that such assistance shall not include assistance by BridgeBio with the negotiation of commercial terms between the Company or any of its Subsidiaries, on the one hand, and the applicable Third Party, on the other hand, related to such new Contract and in no event shall BridgeBio or any of its Subsidiaries be required to take any action that will result in any additional economic obligations applicable to BridgeBio or any of its Subsidiaries; provided, further, that nothing in this Section 2.2(b) shall require BridgeBio or any of its Subsidiaries to pay any consideration or make any concession with respect to any novation or assignment; provided, further, in no event shall the number of initial Units and the percentage of outstanding Units set forth on Schedule 3.1 be reduced or increased in respect of any Non-Assigned Asset.

(c)        BridgeBio provides no assurances to the Investors that any consent, authorization or approval of a Third Party contemplated by this Section 2.2 will be granted. Subject to compliance by BridgeBio with the provisions of this Section 2.2, the Parties acknowledge and agree that neither BridgeBio nor its Affiliates shall be obligated to obtain any such authorization, approval or consent hereunder and neither (i) the failure to so actually obtain any such authorization, approval or consent in connection with the consummation of the transactions contemplated by this Agreement in and of itself nor (ii) any default or termination or action commenced or threatened by or on behalf of any Person to the extent arising out of such failure to so actually obtain any such authorization, approval or consent in connection with the consummation of the transactions contemplated by this Agreement in and of itself shall be deemed to constitute a breach of this Agreement.

ARTICLE III
CLOSING

Section 3.1           Closing.

(a)        General. The closing of the transactions contemplated by this Section 3.1 (the “Closing”) shall take place on the date hereof remotely via the electronic exchange of documents and signature pages.

(b)          Closing Contributions; Issuance of Company Interests. At the Closing:

(i)          subject to Section 2.2, after giving effect to the Pre-Closing Restructuring, BridgeBio shall contribute, assign and transfer (or cause to be contributed, assigned and transferred) the Owned Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Company shall accept and assume from BridgeBio or its applicable Subsidiaries such Owned Shares;

(ii)        immediately following BridgeBio’s contribution pursuant to the preceding clause (i), each Investor shall contribute to the Company cash in the amount equal to such Investor’s Closing Date cash contribution as set forth opposite such Investor’s name on Schedule 3.1 under the column “Closing Date Cash Contributions” (the “Closing Date Cash Contribution”) by wire transfer of immediately available funds to the account designated in writing by the Company (which account shall be designated at least two Business Days prior to the Closing Date); and

(iii)         in exchange for the Closing Date Cash Contribution of each Investor, the Company shall issue to such Investor a number of newly issued Units of the Company as set forth opposite such Investor’s name on Schedule 3.1 under the column “Class A Units” (the “Initial Company Interests”). For the avoidance of doubt, concurrently with making of the Closing Date Cash Contribution by the Investors at the Closing, any and all of the equity interests or Units held by BridgeBio Pharma LLC in the Company immediately prior to the Closing shall be extinguished, forfeited and cancelled in full for no consideration, and the Units set forth opposite BridgeBio Pharma LLC’s name on Schedule 3.1 under the column “Units” shall constitute BridgeBio Pharma LLC’s only equity interests in the Company.

Section 3.2           Other Closing Deliveries.

(a)          BridgeBio and Company Deliveries. At the Closing, BridgeBio shall, and shall cause the Company or BridgeBio Services, Inc. to (if applicable) execute and deliver to the Investors’ Representatives:

(i)            duly executed Pre-Closing Assumption and Assignment Agreement;

(ii)          duly executed counterparts to the Amended and Restated LLC Agreement; and

(iii)         duly executed counterparts to the Transition Services Agreement;

(iv)         written resignations of all members of the board of directors (or comparable governing body) of the Company and the Acquired Subsidiaries (with respect to their positions as such and not with respect to their employment, if applicable) other than those set forth on Section 3.2(a)(iv) of the BridgeBio Disclosure Letter;

(v)         termination and/or release documentation (and other customary documentation and filings, including UCC-3 financing statements), in form and substance reasonably satisfactory to the Investors, evidencing the release of all Encumbrances on the assets or properties of the In-Scope Entities created pursuant to and in connection with the Financing Agreement; and

(b)          Investor Deliveries. At the Closing, each Investor shall execute and deliver to BridgeBio and the Company:

(i)            duly executed counterparts to the Amended and Restated LLC Agreement; and

(ii)          a duly executed IRS Form W-9 with respect to each Investor.

Section 3.3          Withholding Rights. Each of the Investors and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable or contributed pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or non-U.S. Tax Law; provided, that prior to making any such deduction or withholding, the applicable Investor shall use commercially reasonable efforts to notify BridgeBio and the Company of such withholding and provide a reasonable opportunity for BridgeBio and/or the Company to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding. To the extent that amounts are so deducted or withheld and remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV
 CERTAIN REPRESENTATIONS AND WARRANTIES
 OF BRIDGEBIO

Except as set forth in the disclosure letter delivered by BridgeBio to the Investors’ Representatives on or prior to the date of this Agreement (the “BridgeBio Disclosure Letter”), BridgeBio hereby represents and warrants to each Investor as follows:

Section 4.1           Organization.

(a)          Each of BridgeBio, the Company and the Acquired Subsidiaries is duly organized or formed, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization or formation.

(b)          Each of BridgeBio, the Company and the Acquired Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing (if applicable) would not have a BridgeBio Material Adverse Effect. Each of BridgeBio, the Company and the Acquired Subsidiaries possesses all requisite corporate, limited liability company or similar power and authority necessary to own, operate and lease and license its properties and to carry on its business as currently conducted. BridgeBio has made available to the Investors correct and complete copies of the Organizational Documents of the Company and each Acquired Subsidiary, which and are in full force and effect, and neither BridgeBio nor any of its Subsidiaries is in breach or in violation of any such Organizational Documents.

Section 4.2           Power and Authorization; Enforceability.

(a)          BridgeBio has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. BridgeBio has taken all actions required to be taken by or on behalf of BridgeBio to authorize and permit the execution and delivery by BridgeBio of this Agreement and each Transaction Document required to be executed and delivered by it pursuant hereto, the performance by BridgeBio of its obligations hereunder and thereunder, and the consummation by BridgeBio of the transactions contemplated hereby and thereby. This Agreement, and each Transaction Document required to be executed and delivered by BridgeBio pursuant hereto, has been duly executed and delivered by BridgeBio and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of BridgeBio, enforceable against BridgeBio in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights or by general equitable principles (regardless of whether enforcement is sought at Law or in equity) (the “Enforceability Exceptions”).

(b)         The Company has all requisite limited liability company or similar power and authority to execute and deliver the Transaction Documents to which it is a party in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Company has taken all actions required to be taken by or on behalf of the Company to authorize and permit the execution and delivery by the Company of this Agreement and each Transaction Document required to be executed and delivered by it pursuant hereto, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement, and each Transaction Document required to be executed and delivered by the Company pursuant hereto, has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c)         The Initial Company Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by an Investor. Assuming the accuracy of the representations of the Investors in Article V of this Agreement, the issuance of the Initial Company Interests will not require registration under applicable federal and state securities laws.

Section 4.3       No Prior Operations or Liabilities. The Company is a limited liability company that was formed in order to facilitate and engage in the transactions contemplated by this Agreement and the other Transaction Documents. As of the date hereof, the Company (i) has not engaged in any business activities or conducted any operations other than entering into the Original LLC Agreement and this Agreement, (ii) does not own any assets, (iii) does not have any liabilities or obligations of any kind whatsoever in existence, whether accrued, contingent, absolute or otherwise, other than pursuant to its formation and this Agreement, and (iv) is not a party to any Contract other than the Original LLC Agreement, this Agreement and the other Contracts set forth in Section 4.3 of the BridgeBio Disclosure Letter.

Section 4.4          Consents and Approvals; No Conflicts. Neither the execution or delivery of this Agreement or any other Transaction Document by BridgeBio or the Company nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly:

(a)          result in a breach or violation of, or default under, the Organizational Documents of BridgeBio, the Company or the Acquired Subsidiaries;

(b)        require any notice, consent, waiver, approval, order or authorization of, or registration or filing with, any Governmental Authority (collectively, “Governmental Filings and Approvals”), other than (i) to notify any Regulatory Authority of the transfer to the Company or its designee of any Regulatory Approval relating to any applicable In-Scope Program(s) (if applicable) or (ii) that, if not obtained or made, would have a BridgeBio Material Adverse Effect;

(c)          require any notice, consent or other action by any Person under, constitute a default (with or without notice, lapse of time, or both) under or breach of, or give rise to any right of termination, cancellation or acceleration of any right or obligation of BridgeBio, the Company or any Acquired Subsidiary, or to a loss of any benefit to which BridgeBio, the Company or any Acquired Subsidiary is entitled under, any In-Scope Program Contract, except for any violations, breaches, defaults, terminations, cancellations or accelerations or loss of any benefit as would not have a BridgeBio Material Adverse Effect; or

(d)          (i) constitute or result in a violation of any Law or Governmental Order to which BridgeBio, an Acquired Subsidiary or the In-Scope Programs are subject or by which any of BridgeBio’s or the Company’s properties or assets is bound; or (ii) result in the creation or imposition of an Encumbrance (other than Permitted Encumbrances) upon any Acquired Subsidiary or any Acquired Asset, except with respect to clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company, the Acquired Subsidiaries or the In-Scope Programs, taken as a whole, or (B) materially affect, prevent or delay the ability of BridgeBio or the Company to consummate the transactions contemplated by this Agreement.

Section 4.5          Acquired Subsidiary. Schedule 1.1(a) sets forth, as of the date hereof, the name of each Acquired Subsidiary, its jurisdiction of organization, the total amount of issued and outstanding shares (on a fully diluted basis), the amount and class of shares held by each shareholder, including BridgeBio or one of its Subsidiaries and such ownership percentages (on a fully diluted basis) (such shares owned by BridgeBio or one of its Subsidiaries, the “Owned Shares”). The equity interests of each Acquired Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the Owned Shares are owned, free and clear of all Encumbrances (other than the Encumbrances set forth on Section 4.5(a) of the BridgeBio Disclosure Letter). None of the Acquired Subsidiaries own any equity interests in any other Person. None of the Acquired Subsidiaries has an obligation to purchase, redeem or otherwise acquire its equity interests. Except as set forth on Section 4.5(b) of the BridgeBio Disclosure Letter, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to the equity interests of any Acquired Subsidiary. Except as set forth on Schedule 1.1(a), there are no outstanding securities convertible or exchangeable into, or the value of which is measured by reference to, equity securities of Acquired Subsidiaries, including any options, warrants, phantom stock, stock appreciation, profit participation or other equity or equity-based rights or interests. Schedule 1.1(a) sets forth, with respect to each Equity Award: (a) the name of the Equity Award Holder, (b) the total number of shares of common stock of the applicable Acquired Subsidiary that are subject to each such Equity Award, (c) if applicable, the exercise price per share of common stock of the applicable Acquired Subsidiary, (d) the grant date and, if applicable, the expiration date of such Equity Award, and (e) the vesting schedule and current vesting status for such Equity Award. Each Equity Award grant was made in accordance with the terms of the Stock Plans, applicable Law and Section 409A of the Code, and, with respect to each Equity Award which is a stock option, such the per share exercise price of such Equity Award was equal to or greater than the fair market value of a share of common stock of the applicable Acquired Subsidiary on the date of grant of such Equity Award.

Section 4.6          Assets; Sufficiency of Assets. BridgeBio or one of its Subsidiaries has good, valid and marketable title to all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and where the concept is applicable, the tangible Acquired Assets have been maintained in accordance with standard industry practice and are in good operation condition (normal wear and tear expected). Except as set forth in Section 4.6 of the BridgeBio Disclosure Letter, the Acquired Assets, immediately following the Closing and when taken together with the services, rights and benefits to be provided to the Company under this Agreement, the Transition Services Agreement and the other Transaction Documents, as applicable, constitute all assets that are necessary to operate the business relating to the In-Scope Programs, in substantially the same manner as such business was conducted immediately prior to the date hereof and the twelve (12) months preceding such date; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property (which is addressed in Section 4.15(b)).

Section 4.7          Litigation. There is no, and since January 1, 2021 there has not been any, material Legal Proceeding pending or, to the Knowledge of BridgeBio, threatened against BridgeBio or the Company (with respect to the In-Scope Programs, In-Scope Program Employees, Acquired Subsidiaries or Acquired Assets), or against any of the In-Scope Program Employees (in their capacity as such). There is no, and since January 1, 2021 there has not been any, material (a) Governmental Order affecting the In-Scope Programs, In-Scope Program Employees, any Acquired Subsidiary or any Acquired Asset, or (b) investigation or suit by any Governmental Authority relating to the In-Scope Programs, any Acquired Subsidiary or any Acquired Asset.

Section 4.8          Compliance with Laws. Since January 1, 2021, each of BridgeBio, its Affiliates and the Company (with respect to the In-Scope Programs, In-Scope Program Employees, the Acquired Subsidiaries and the Acquired Assets) and, to the Knowledge of BridgeBio, each In-Scope Program Employee (in its capacity as such) is not and has not been in violation of any Laws or Governmental Orders.

Section 4.9        Permits. BridgeBio or one of its Subsidiaries holds or has the right to use (and at the Closing, following the Pre-Closing Restructuring, the Acquired Subsidiaries will hold or have the right to use) all material Permits required for the development of the In-Scope Programs as now being developed. All such Permits are valid and in full force and effect, and BridgeBio and its applicable Subsidiaries are in compliance with, and not in default under or violation of, all such Permits except where the failure to be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to be material to the In-Scope Programs. BridgeBio and its Subsidiaries have not received any written notice from any Governmental Authority of any material violations, or alleged violations, of any Permit or Law applicable to the In-Scope Programs, or any cancellation, suspension, revocation, invalidation or non-renewal of any such Permit.

Section 4.10          Taxes.

(a)          All income and other material Tax Returns with respect to the Acquired Assets and all income and other material Tax Returns of the Acquired Subsidiaries required to be filed have been timely filed (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes with respect to the Acquired Assets and all income and other material Taxes of the Acquired Subsidiaries required to be paid or withheld and remitted on or prior to the Closing Date have been duly and timely paid or have been duly and timely withheld and remitted.

(b)          All material deficiencies for Taxes asserted or assessed in writing against any Acquired Subsidiary have been fully and timely paid or settled.

(c)          No Acquired Subsidiary is currently the subject of a Tax audit, examination or other similar proceeding with respect to any material Taxes and no such audit, examination or other proceeding has been threatened in writing that has not been resolved or is currently pending.

(d)          There are no outstanding waivers, agreements or consents extending, waiving or having the effect of extending, waiving or requesting the extension or waiver of the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Acquired Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(e)          There are no Encumbrances for Taxes on any of the Acquired Assets or any assets of any of the Acquired Subsidiaries, other than Permitted Encumbrances.

(f)        None of the Acquired Subsidiaries (i) has entered into, and is bound by, any Tax sharing, allocation, indemnification or similar agreement (other than agreements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes) that will not terminate on or prior to the Closing Date, (ii) are or have been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group of which BridgeBio or any of its Subsidiaries is parent), or (iii) has any liability for any Tax of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by contract (other than contracts entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), as a transferee or successor, or otherwise.

(g)          The Acquired Subsidiaries have, and the Company has, in respect of the Acquired Assets, in compliance with applicable Law (i) collected and remitted sale, use, value added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(h)        None of the Acquired Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code in the two (2) years prior to the date of this Agreement.

(i)          None of the Acquired Subsidiaries have consummated or participated in, nor are any of the Acquired Subsidiaries currently participating in, any transaction which was or is a “listed transaction” as defined in Section 6707A(C)(2) of the Code and Treasury Regulation Section 1.6011-4(b) or analogous anti-avoidance provision of state, local or non-U.S. law.

(j)          No Acquired Subsidiary has engaged in a trade or business, has a permanent establishment, within the meaning of any applicable Tax treaty, office or fixed place of business, or other form of taxable nexus in any country other than in which it is organized.

(k)          None of the Acquired Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in or improper use of a method of accounting for any Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount or deferred revenue received prior to the Closing; or (v) gain recognition agreement entered into prior to the Closing to which the Company is a party under Section 367 of the Code.

(l)          Each Acquired Subsidiary is, and since the day prior to the date hereof has been, validly classified as a corporation for U.S. federal and applicable state and local income Tax purposes.

Section 4.11          Opinion of Financial Advisor; Special Committee Recommendation; BridgeBio Board Approval.

(a)          The Special Committee has received the opinion (the “Fairness Opinion”) of Goldman Sachs & Co. LLC (which, if initially rendered verbally, has been or will be confirmed by a written opinion), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications and assumptions set forth therein, the consideration consisting of Class A Units to be paid to the Company for the Acquired Subsidiaries pursuant to this Agreement was fair from a financial point of view to the Company.

(b)         The Special Committee has been duly authorized and constituted by resolution of the BridgeBio Board and has (i) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of BridgeBio and its stockholders and (ii) resolved to make the Special Committee Recommendation to the BridgeBio Board.

(c)        The BridgeBio Board, acting upon the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of BridgeBio and its stockholders; and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.12        Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by BridgeBio or its Affiliates.

Section 4.13        Absence of Changes. Except as set forth on Section 4.13 of the BridgeBio Disclosure Letter, since December 31, 2023 through the date hereof, (a) there has not been a BridgeBio Material Adverse Effect and (b) BridgeBio and its Subsidiaries have conducted the business of the Company and the Acquired Subsidiaries in the ordinary course in all material respects.

Section 4.14         Financial Statements; No Undisclosed Liabilities.

(a)         Section 4.14 of the BridgeBio Disclosure Letter sets forth true, complete and correct copies of the unaudited consolidated balance sheets of each In-Scope Entity as of June 30, 2024, and the related unaudited consolidated statements of operations for the six (6) month period then ended (together, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (consistently applied during the periods involved) and are in accordance with the accounting records of BridgeBio and its Subsidiaries, and present fairly, in all material respects, the financial condition and results of operations of each In-Scope Entity, as of the applicable date or period covered thereby, subject to (i) normal year-end adjustments, (ii) the absence of footnotes, and (iii) the exclusion of Excluded Assets and Excluded Liabilities.

(b)         None of the Acquired Subsidiaries has any Liabilities of a type that would be required to be reflected on a balance sheet of the Acquired Subsidiaries prepared in accordance with GAAP, except for (i) Liabilities  reflected (and reserved for in accordance with GAAP) in the Financial Statements, (ii) Liabilities that have arisen after the date of the Financial Statements in the ordinary course (none of which relates to a breach of Contract, breach of warranty, tort, misappropriation, infringement, violation of Law or a Legal Proceeding) and (iii) Liabilities that, individually or in the aggregate, would not be material to the Acquired Subsidiaries, taken as a whole.

Section 4.15         Intellectual Property.

(a)         Section 4.15(a) of the BridgeBio Disclosure Letter contains a complete and accurate list of all issuances, registrations and applications for (i) Patents, (ii) Copyrights and (iii) domain names, in each case of the foregoing ((i)-(iii)) owned or purported to be owned by BridgeBio (or any of its Subsidiaries) and included in the Acquired Assets or otherwise exclusively licensed from a third party pursuant to an In-Scope Program Contract (specifying which is owned by a third party) (collectively, “Registered Intellectual Property”). BridgeBio or one of its Subsidiaries exclusively owns all right, title, and interest in and to all Intellectual Property included in the Acquired Assets owned or purported to be owned by BridgeBio or any of its Subsidiaries, free and clear of all Encumbrances except for Permitted Encumbrances, and BridgeBio or one of its Subsidiaries has the valid right to use all other In-Scope Program IP; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property (which is addressed in Section 4.15(b)). All Registered Intellectual Property is subsisting and with respect to issued Registered Intellectual Property, to the Knowledge of Bridge Bio, valid and enforceable. Neither BridgeBio nor any of its Subsidiaries has, since January 1, 2021, received any claims or allegations challenging the ownership, validity, or enforceability of such Intellectual Property.

(b)          To the Knowledge of BridgeBio, (i) the conduct of the business of BridgeBio and its Subsidiaries with respect to the In-Scope Programs does not, and has not since January 1, 2021, infringed, misappropriated, or violated, and none of BridgeBio or its Subsidiaries has received any written allegations from any third party of infringement, misappropriation, or violation of, third-party Intellectual Property, and (ii) no third party is, or has since January 1, 2021, infringed, misappropriated or violated any In-Scope Program IP, except in each case (i) and (ii) as would not reasonably be expected to be material to any In-Scope Program.

(c)        BridgeBio and its Subsidiaries have taken commercially-reasonable steps to protect and preserve the confidentiality of the material trade secrets, and the secrecy of confidential Know-How, included in the In-Scope Program IP and none of the material confidential Know-How included in the In-Scope Program IP has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to obligations of confidentiality, non-disclosure and non-use (whether by Contract or operation of Law).

(d)          Except where such Intellectual Property was assigned to or ownership otherwise vested in BridgeBio or its Subsidiaries by operation of Law, all current and former employees, consultants and contractors of BridgeBio and its Subsidiaries that have participated in the creation or development of any material Intellectual Property for or behalf of, or for the benefit of, any In-Scope Program have executed an invention assignment agreement that assigns any such rights in and to such Intellectual Property to BridgeBio or one of its Subsidiaries, as applicable.

(e)         To the Knowledge of BridgeBio, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create in whole or in part, any of the material Intellectual Property included in the Acquired Assets in a manner that could reasonably require BridgeBio or any of its Subsidiaries to grant such Governmental Authority any license or other rights in, to or under such Intellectual Property.

(f)          Bridge Bio and its Subsidiaries have taken commercially-reasonable efforts designed to protect the security and integrity of the IT Assets  used or held for use by BridgeBio or any of its Subsidiaries and data processed thereby, (ii) to the Knowledge of BridgeBio, such IT Assets do not contain any malicious code, viruses, or other Software routines or hardware components that (A) disrupt, harm or adversely affect the functionality of any such IT Asset or (B) enable or assist any third party to access without authorization any such IT Asset, (iii) to the Knowledge of BridgeBio, no Person has gained unauthorized access to, or unauthorized use of, any of such IT Assets in a manner compromising the security of such IT Assets or the In-Scope Programs, and (iv) there has been no failure or outage of any such IT Asset that has resulted in a material disruption to the business relating to the In-Scope Programs.

(g)         BridgeBio and its Subsidiaries are and have been, solely with respect to the conduct of the business relating to the In-Scope Programs, in compliance in all material respects with all binding contractual obligations, notices and policies, in each case to the extent relating to privacy, data protection or the collection, retention, protection, transfer, use or processing of personal data, (ii) except as would not have a material adverse effect with respect to the In-Scope Programs or the Acquired Assets, there has not been, since January 1, 2021, any security breach or other unauthorized use, disclosure, modification, or access to any personal data relating to the In-Scope Programs or included in the Acquired Assets, and (iii) BridgeBio and its Subsidiaries have not since January 1, 2021 received any written notices alleging any violation of any applicable Laws, contractual obligations, or policies relating to privacy, data protection, or the retention, protection, transfer, use or processing of personal data.

Section 4.16        Industry Regulatory Matters. Since January 1, 2021, (i) all tests, preclinical studies and clinical trials conducted by or on behalf of BridgeBio and the Subsidiaries in relation to the In-Scope Programs have been conducted in material compliance with all applicable Laws and, as applicable, good laboratory practices, good clinical practices and good manufacturing practices, (ii) as of the date hereof, no clinical trial conducted by or on behalf of BridgeBio or its Subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, and (iii) neither the FDA nor any comparable foreign Regulatory Authority has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of BridgeBio or its Subsidiaries. Neither BridgeBio nor any of its Subsidiaries is debarred or otherwise excluded from participation in any government program related to medical products under any In-Scope Program.

Section 4.17          Employee Benefits.

(a)        Section 4.17 of the BridgeBio Disclosure Letter sets forth a true and complete list of each Acquired Subsidiary Plan. Each Acquired Subsidiary Plan is exclusive to the Acquired Subsidiaries. With respect to each Acquired Subsidiary Plan, BridgeBio has made available, to the extent applicable: (i) the plan documents, with any amendments; (ii) the most recent summary plan description; (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”); and (iv) in the event no summary plan description exists with respect to any such Acquired Subsidiary Plan, a written description of the material terms of such Acquired Subsidiary Plan.

(b)         Each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or relies upon an opinion or advisory letter from the IRS except as would not reasonably be expected to result in a material Liability to BridgeBio or any Acquired Subsidiary.

(c)          No Acquired Subsidiary has any Liability (i) under or with respect to any plan, program or arrangement (A) that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (B) that provides retiree or post-employment health or life insurance benefits (other than as required by COBRA) or (ii) by reason of at any time being considered a single employer under Section 414 of the Code with any other Person. No Acquired Subsidiary has incurred (whether or not assessed) any Liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d)       Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, could: (i) entitle any In-Scope Program Employee or other current or former individual service provider of any Acquired Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by any Acquired Subsidiary to any Acquired Subsidiary Plan; (v) restrict the ability of any Acquired Subsidiary to merge, amend or terminate any Acquired Subsidiary Plan; (vi) result in the forgiveness of any employee or service provider loan; or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(e)         Each Employee Plan (to the extent it relates to any In-Scope Program Employee) and Acquired Subsidiary Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated, maintained and administered in all material respects in compliance with Section 409A of the Code and all regulations and guidance thereunder.

(f)          No Acquired Subsidiaries have any obligation (and no Employee Plan (to the extent it relates to any In-Scope Program Employee) or Acquired Subsidiary Plan contains any obligation) to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes pursuant to Section 4999 or Section 409A of the Code or otherwise.

Section 4.18          Labor and Employment.

(a)          Section 4.18(a) of the BridgeBio Disclosure Letter sets forth each In-Scope Program Employee, and for each: (i) name or employee identification number; (ii) job title; (iii) primary work location; (iv) hourly wage or base salary (as applicable); (v) incentive compensation; (vi) exempt or non-exempt status; (vii) active or inactive status (and as applicable, type of leave and anticipated return date); (viii) full-time or part-time status; (ix) visa status (as applicable); (x) date of hire; and (xi) employing entity. Other than the In-Scope Program Employees, there are no employees of BridgeBio or its Subsidiaries who exclusively provide services to the In-Scope Program.

(b)         Neither BridgeBio, its Subsidiaries, nor the Company (in each case, with respect to the In-Scope Programs, Acquired Subsidiaries, and Acquired Assets) is party to or bound by any collective bargaining agreement or other Contract with a labor union, labor organization, or other employee representative covering any In-Scope Program Employee, and no In-Scope Program Employee is represented by any labor union, labor organization, employee representative or group of employees with respect to their employment. To the Knowledge of BridgeBio, there have been no union organizing activities affecting In-Scope Program Employees since January 1, 2021. To the Knowledge of BridgeBio, there have been no allegations of sexual harassment or sexual misconduct against any director, officer, or executive at the level of Senior Vice President or above of BridgeBio, its Subsidiaries, or the Company (in each case, in their capacity as such, and with respect to the In-Scope Programs, Acquired Subsidiaries, and Acquired Assets), since January 1, 2021, that, if known to the public, would bring the In-Scope Programs, Acquired Subsidiaries, or Acquired Assets into material disrepute. To the Knowledge of BridgeBio, no In-Scope Program Employee with an annual base salary at or above $250,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing. To the Knowledge of BridgeBio, no In-Scope Program Employee is, in any material respect, in violation of any material restrictive covenant obligation (i) owed to BridgeBio or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by BridgeBio or its Subsidiaries or the Company or its Affiliates.

Section 4.19       In-Scope Contracts. Section 4.19 of the BridgeBio Disclosure Letter sets forth a list of each In-Scope Program Contract and Shared Contract (each such Contract required to be set forth on Section 4.19 of the BridgeBio Disclosure Letter, an “In-Scope Contract”). Each In-Scope Contract is valid, binding and enforceable on BridgeBio or its Subsidiaries or any of the Acquired Subsidiaries, as the case may be, and, to the Knowledge of BridgeBio, each other party thereto, and is in full force and effect. There is no violation of, or default under, any such In-Scope Contract by BridgeBio or its Subsidiaries or any of the Acquired Subsidiaries, as the case may be, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by BridgeBio or its Subsidiaries or any of the Acquired Subsidiaries, as the case may be, or would permit or cause the termination thereof, in each case except as would not have a BridgeBio Material Adverse Effect. Neither BridgeBio or its Subsidiaries or any of the Acquired Subsidiaries have received written notice from any other party to an In-Scope Contract that such party intends to adversely modify, terminate, not renew or renegotiate in any material respect the terms of any such In-Scope Contract. Immediately upon consummation of the transactions contemplated hereby, each In-Scope Contract shall continue in full force and effect on substantially the same terms and conditions as of the date hereof and immediately prior to the Closing. BridgeBio has made available to the Investors true, correct and complete copies of each of the In-Scope Contracts.

Section 4.20       Affiliate Arrangements.  Neither BridgeBio nor any Subsidiary of BridgeBio nor any of their respective Affiliates (other than the Acquired Subsidiaries) directly or indirectly owns, uses, exploits or has any right, title, or interest in or to any asset, property, or right, tangible or intangible, which is owned by the Acquired Subsidiaries or primarily related to the In-Scope Programs. Except as set forth on Section 4.20 of the BridgeBio Disclosure Letter, no officer, member of the board of directors (or similar governing body) or employee of BridgeBio or any of its Affiliates (including the Acquired Subsidiaries) is a party to any Contract (other than ordinary course employment arrangements) or transaction with the Acquired Subsidiaries or has any interest in any In-Scope Programs, Acquired Assets, Assumed Liabilities or any other material assets or property used by the Acquired Subsidiaries.

Section 4.21         Sanctions. None of the BridgeBio, its Subsidiaries or any of respective officers, directors, employees, agents, stockholders or partners is a Sanctioned Party.

Section 4.22         No Other Representations or Warranties.

(a)          Except for the representations and warranties contained in this Article IV and in the Transaction Documents, none of BridgeBio, the Company, an Acquired Subsidiary or any other Person on their behalf has made, whether express or implied, at law or in equity, with respect to BridgeBio or its businesses, the Company, the Acquired Subsidiaries, the Owned Shares, the Acquired Assets, the probability of success of any In-Scope Program, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities or with respect to the accuracy or completeness of any statements or information (written or oral) provided or made available to any Investor by or on behalf of BridgeBio or the Company (including in any data room or presentation), and BridgeBio and the Company expressly disclaim any such other representations and warranties (including with respect to any budgets, forecasts, predictions, projections, estimates or other prospective information). Without limiting the foregoing, no express or implied representation or warranty has been made or is being made herein to any Investor and there are no express or implied conditions as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the Acquired Subsidiaries or the Acquired Assets, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, all of which are being transferred “as is,” except for those representations and warranties expressly made by BridgeBio in this Article IV and in the Transaction Documents.

(b)       Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article V and in the Transaction Documents, BridgeBio and the Company acknowledge and agree that none of the Investors or any other Person on behalf of any Investor has made, whether express or implied, at law or in equity, with respect to any Investor or their respective businesses or assets or with respect to the accuracy or completeness of any statements or information (written or oral) provided or made available to BridgeBio or the Company by or on behalf of any Investor (including in any data room or presentation), and BridgeBio and the Company expressly disclaim reliance upon any such other representations and warranties.

ARTICLE V
CERTAIN REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor hereby represents and warrants to BridgeBio as follows:

Section 5.1           Organization.

(a)        Each Investor is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation, as applicable.

(b)         Each Investor is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have an Investor Material Adverse Effect.

Section 5.2        Power and Authorization; Enforceability. Each Investor has the requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party in connection with the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each Investor has taken all actions required to be taken by or on behalf of such Investor to authorize and permit the execution and delivery by such Investor of this Agreement and each Transaction Document required to be executed and delivered by it pursuant hereto, the performance by such Investor of its obligations hereunder and thereunder, and the consummation by such Investor of the transactions contemplated hereby and thereby. This Agreement, and each Transaction Document required to be executed and delivered by such Investor pursuant hereto, has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes the legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.3        Consents and Approvals; No Conflicts. Neither the execution or delivery of this Agreement or any other Transaction Document by such Investor nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly:

(a)          result in a breach or violation of, or default under, any provision of the Organizational Documents of such Investor;

(b)         assuming the truth, correctness and completeness of the representations and warranties of BridgeBio contained herein, require any Governmental Filings and Approvals, other than Governmental Filings and Approvals that, if not obtained or made, would have an Investor Material Adverse Effect; or

(c)         assuming the truth, correctness and completeness in all material respects of the representations and warranties of BridgeBio contained herein, (i) constitute or result in a violation of any Law or Governmental Order to which such Investor is subject or by which any of its properties or assets is bound; (ii) constitute or result in the violation or breach of any term, condition or provision of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination or cancellation, or cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party with respect to any Contract of such Investor; or (iii) result in the creation or imposition of an Encumbrance upon any property or assets of such Investor, except with respect to clauses (i), (ii) and (iii) as would not have an Investor Material Adverse Effect.

Section 5.4         Compliance with Laws. Since January 1, 2021, none of the Investors or any of its Affiliates that are or will be party to any Transaction Documents are in violation of any Laws or subject to or in violation of any Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations that would not have an Investor Material Adverse Effect.

Section 5.5         Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Investors, threatened against such Investor or any of its Affiliates that, if adversely determined, would have an Investor Material Adverse Effect.

Section 5.6          Availability of Funds. Each Investor has at the Closing sufficient cash to pay all amounts required to be paid by such Investor at the Closing pursuant to the terms of this Agreement (including the Closing Date Cash Contribution).

Section 5.7           Qualified Client; Accredited Investor.

(a)          Each Investor is a qualified client within the meaning of Rule 205-3 under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(b)         Each Investor is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Each Investor is not disqualified from reliance on Rule 506 under Regulation D for prior “bad actor” events as set forth in Rule 506(d)(1)(i)-(viii) of Regulation D.

(c)          Each Investor acknowledges that the investment in the Company is intended to be exempt from registration by virtue of Section 4(a)(2) of the Securities Act.

Section 5.8           Investment Experience and Ability to Bear Risk; Suitability; Disclosure of Information.

(a)         Each Investor (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of a Unit and of the business contemplated by the Company and is capable of evaluating the risks and merits of purchasing a Unit and, in making a decision to proceed with this investment, has not relied upon any representations, warranties or agreements, other than those set forth in Article IV and in the Transaction Documents and (ii) can bear the economic risk of an investment in the Company for an indefinite period of time, and can afford to suffer the complete loss thereof.

(b)         Each Investor is aware (i) that the Company has no operating history; (ii) that the Units involve a substantial degree of risk of loss of its entire investment and that there is no assurance of any income from such Investor’s investment; (iii) that any tax benefits which may be available to such Investor may be lost through the adoption of new laws or regulations, to changes to existing laws and regulations and to changes in the interpretation of existing laws and regulations; and (iv) any disposition of Units may result in unfavorable tax consequences to such Investor. Each Investor is relying solely on (x) such Investor’s own conclusions or the advice of such Investor’s own counsel or investment representative, including with respect to tax aspects of any investment in the Company and (y) the representations and warranties of BridgeBio set forth in Article IV and in the Transaction Documents.

(c)        Each Investor has evaluated the risks involved in investing in the Units and has determined that the Units are a suitable investment for such Investor. The aggregate amount of the investments such Investor has in, and such Investor’s commitments to, all similar investments that are illiquid is reasonable in relation to such Investor’s net worth, both before and after the subscription for and purchase of the Units pursuant to this Transaction Agreement.

(d)        Each Investor has been given access to, and prior to the execution of this Transaction Agreement, each Investor was provided with an opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of the Units, and to obtain any other information which such Investor and such Investor’s investment representative and professional advisors requested with respect to the Company, the In-Scope Programs and such Investor’s investment in the Company in order to evaluate such Investor’s investment and verify the accuracy of all information furnished to such Investor regarding the Company and the In-Scope Programs. Each Investor acknowledges that all such questions, if asked, were answered satisfactorily and all information or documents provided were found to be satisfactory.

Section 5.9           Transfers and Transferability.

(a)         Each Investor understands and acknowledges that the Units have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and such applicable state securities laws or unless an exemption from such registration is available. Each Investor understands and acknowledges that the Company does not have any obligation or intention to register the Units for sale under the Securities Act, any state securities laws, or of supplying the information which may be necessary to enable each Investor to sell Units and that each Investor has no right to require the registration of the Units under the Securities Act, any state securities laws or other applicable securities regulations, except as set forth in the Amended and Restated LLC Agreement. Each Investor understands and acknowledges that sales or transfers of Units are further restricted by the provisions of the Amended and Restated LLC Agreement.

(b)         Each Investor understands and acknowledges that there is no public market for the Units and that any disposition of the Units may result in unfavorable tax consequences to such Investor.

(c)         Each Investor understands and acknowledges that, because of the substantial restrictions on the transferability of the Units, it may not be possible for such Investor to liquidate such Investor’s investment in the Company readily, even in the case of an emergency.

Section 5.10       Publicly Traded Company. (a) Each Investor has neither acquired nor will any such Investor transfer or assign any Unit such Investor purchases (or any interest therein) or cause any such Units (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code, or to the Knowledge of Investors, a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704(b)(2) of the Code, including an over-the-counter-market or an interdealer quotation system that regularly disseminates firm buy or sell quotations, and (b) each Investor either (i) is not, and will not become, a partnership, Subchapter S corporation, or grantor trust for U.S. federal income tax purposes, or (ii) is such an entity, but was not formed and is not used with a principal purpose of permitting the Company to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii). Each Investor agrees that if such Investor determines to transfer or assign any of such Investor’s Unit pursuant to the provisions hereof and of the Amended and Restated LLC Agreement, such Investor will cause such Investor’s proposed transferee(s) to agree to the transfer restrictions set forth herein and therein and to make the representations set forth in clauses (a) and (b) above.

Section 5.11      No Investment Company Issues. If an Investor is an individual, such Investor is a qualified purchaser within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”) (a “Qualified Purchaser”). If an Investor is an entity, (a) either (i) such Investor is a Qualified Purchaser within the meaning of the Investment Company Act or (ii) each of such Investor’s beneficial owners is a Qualified Purchaser and (b) either (i) all of such Investor’s outstanding securities (other than short-term paper) are beneficially owned by one Person, (ii) such Investor is not an investment company under the Investment Company Act or a “private investment company” that avoids registration and regulation under the Investment Company Act based on the exclusion provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, or (iii) such Investor has delivered to the Company a representation and covenant as to certain matters under the Investment Company Act satisfactory to the Company.

Section 5.12        Certain ERISA Matters. With respect to the purchase of a Unit by each Investor, each Investor hereby represents and warrants that either (a) such Investor is not (and is not acting on behalf or using the assets of) (i) an “employee benefit plan” (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) a “plan” (within the meaning of Section 4975(e)(1) of the Code)) subject to Section 4975 of the Code, (iii) an entity whose underlying assets include “plan assets” by reason of such a plan’s investment in the entity (including an insurance company general account) or (iv) a “governmental plan” (within the meaning of Section 3(32) of ERISA) or other employee benefit plan subject to any federal, state, local or non-U.S. law that is substantially similar to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code (“Similar Law”) or (b) (i) such Investor’s purchase of a Unit will not constitute or result in a prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Law for which an exemption is not applicable and otherwise complies with all applicable requirements of ERISA, Section 4975 of the Code and any applicable Similar Law, (ii) neither the Company nor any director, officer, employee, agent or affiliate thereof has acted as a “fiduciary” (within the meaning of Section 3(21) of ERISA, Section 4975(e)(3) of the Code or any Similar Law) in connection with such Investor’s purchase of a Unit and (iii) if such Investor is investing assets of an employee benefit plan subject to any Similar Law, such Investor’s purchase and holding of a Unit will not cause any assets of the Company to be treated as assets of such employee benefit plan for purposes of such Similar Law and will not otherwise subject the Company to any requirements under such Similar Law.

Section 5.13         No Intent to Distribute. Each Investor is acquiring the Units for such Investor’s own account, as principal, for investment and not with a view to the resale or distribution of all or any part of such Units in violation of any federal or state securities Laws.

Section 5.14         Sanctions. None of the Investors or any of its officers, directors, employees, agents, stockholders or partners is a Sanctioned Party.

Section 5.15        Residence. Each Investor maintains such Investor’s domicile or principal place of business at the address shown in Section 8.11 and such Investor is not merely transient or temporarily resident there.

Section 5.16      Certain Regulatory Matters. Each Investor hereby agrees and acknowledges that (i) no Person, including none of BridgeBio, the Company or any of their respective Affiliates, is providing under the terms hereof or otherwise as contemplated hereby any investment advisory, brokerage or similar services, (ii) no investment advisory, brokerage or other investment advisory or service relationship is provided for or contemplated hereby, whether discretionary or non-discretionary, for compensation or otherwise, (iii) none of BridgeBio, the Company or any of their respective Affiliates intends as of the date hereof to register or file under any federal, state or other laws pertaining to investment advisory activity, and (iv) no Investor is relying on, may rely on, or intends to rely on any prior or future investment information, advice, or other communication from any of BridgeBio, the Company or any of their respective Affiliates, including with respect to any decision to acquire a Unit.

Section 5.17        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by such Investor and its Affiliates.

Section 5.18         No Other Representations or Warranties.

(a)        Except for the representations and warranties contained in this Article V and in the Transaction Documents, none of the Investors or any other Person on behalf of any Investor has made, any representation or warranty, whether express or implied, at law or in equity, with respect to any Investor or their respective businesses or assets or with respect to the accuracy or completeness of any statements or information (written or oral) provided or made available to BridgeBio or the Company by or on behalf of any Investor (including in any data room or presentation), and each Investor expressly disclaims any such other representations and warranties (including with respect to any budgets, forecasts, predictions, projections, estimates or other prospective information).

(b)         Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article IV and in the Transaction Documents, each Investor acknowledges and agrees that none of BridgeBio, the Company or any other Person on their behalf has made, with respect to BridgeBio or its businesses, the Company, the Acquired Subsidiaries, the Owned Shares, the Acquired Assets, the probability of success of any In-Scope Program, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities or with respect to the accuracy or completeness of any statements or information (written or oral) provided or made available to any Investor by or on behalf of BridgeBio or the Company (including in any data room or presentation), and each Investor expressly disclaims reliance upon any such other representations and warranties. Without limiting the generality of the foregoing, each Investor acknowledges and agrees that (i) no representations or warranties are made with respect to any budgets, forecasts, predictions, projections, estimates or other prospective information that may have been provided or made available any Investor (including in any data room or presentation) and (ii) there are no express or implied conditions as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any of the Acquired Subsidiaries or the Acquired Assets, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, all of which are being transferred “as is,” except for those representations and warranties expressly made by BridgeBio in Article IV and in the Transaction Documents.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1           Further Assurances; Cooperation.

(a)       Subject to the terms and conditions of this Agreement, following the Closing, each Party shall, and shall cause its Affiliates or Subsidiaries to, as promptly as practicable, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably necessary or required, or as the requesting Party may reasonably deem reasonably necessary or desirable, to carry out the provisions of this Agreement and give effect to the transactions contemplated by the Transaction Documents.

(b)       Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to make and/or obtain any Consents, Governmental Filings and Approvals or Governmental Orders that may be required in connection with the transactions contemplated by the Transaction Documents.

Section 6.2           Insurance.

(a)         Each Investor acknowledges and agrees that, upon the Closing, all insurance coverage provided under BridgeBio’s insurance policies or otherwise in relation to the Acquired Subsidiaries or the Acquired Assets pursuant to policies, risk funding programs or arrangements maintained by BridgeBio or by any Affiliate of BridgeBio (other than the Acquired Subsidiaries) (whether such policies are maintained in whole or in part with Third Party insurers or with BridgeBio or its Affiliates and including any captive policies or fronting arrangements) shall cease, and no further coverage shall be available under any such policies, programs or arrangements.

Section 6.3          Tax Treatment. The Parties agree to treat the Closing Date Cash Contributions, the Additional Cash Contributions and the contribution of the Acquired Subsidiaries (including the Acquired Assets) to the Company pursuant to this Agreement as transfers of property described in Section 721(a) of the Code and shall not take any position inconsistent with such treatment on any Tax Return or any audit, examination or other proceeding with respect to Taxes unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 6.4         Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, stamp duty, excise tax, stock transfer tax and other similar Taxes with respect to the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne (1) by BridgeBio in the case of any such Transfer Taxes incurred solely as a result of the Pre-Closing Restructuring, and (2) in the case of any other such Transfer Taxes, 50% by BridgeBio and 50% by the Company. All Tax Returns with respect to Transfer Taxes shall be filed by the party required to file the Tax Return under applicable Law, and, if applicable, BridgeBio and/or the Investors shall reimburse such party for the amount of any Transfer Taxes that are paid by it. BridgeBio, the Investors and the Company shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 6.5       Tax Returns. BridgeBio shall include the income of the Acquired Subsidiaries and the Acquired Assets (including any deferred intercompany items described in Treasury Regulations section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulations section 1.1502-19) for all Pre-Closing Tax Periods in the  consolidated Tax Returns of BridgeBio for U.S. federal and applicable state income tax for all periods through the close of the Closing Date and shall pay any Taxes attributable to such income. The income of the Acquired Subsidiaries and Acquired Assets for the final Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of the Closing Date.

Section 6.6         Intercompany Accounts and Arrangements. Except as otherwise contemplated by this Agreement and subject to Section 2.2, on or before the Closing Date, BridgeBio shall, and shall cause its Affiliates to, take such actions as are necessary to terminate, eliminate and release, as applicable, with no continuing Liability to BridgeBio, the Company, the Acquired Subsidiaries or any of their respective Affiliates, each and every arrangement, commitment, receivable, payable, claim, demand, right, loan and Contract solely between BridgeBio or one of its Subsidiaries (other than the Company or any of the Acquired Subsidiaries), on the one hand, and the Company or any Acquired Subsidiary, on the other hand, in each case, pursuant to the Intercompany Termination Agreement, and except for the Assumed Intercompany Receivables and Assumed Intercompany Payables which shall remain outstanding and shall be payable in accordance with their terms promptly after the Closing.

Section 6.7           Director and Officer Indemnification.

(a)         For a period of six (6) years from and after the Closing, the Company shall and shall cause each Acquired Subsidiary to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of reasonably documented out-of-pocket expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, manager or director of the Company or any Acquired Subsidiary (in such capacity, each, a “D&O Indemnified Party”), against or with respect to all Losses (including any costs of defense or investigation) that may be incurred by any such D&O Indemnified Party that is based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, manager or director of the Company or any Acquired Subsidiary and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), in each case, solely to the extent required by the Organizational Documents of the Company or the Acquired Subsidiaries as of the date hereof. Without limiting the foregoing, the Company shall and shall cause each Acquired Subsidiary, as applicable, to pay all reasonable and documented out-of-pocket expenses, including attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations of the Company or any Acquired Subsidiary set forth in or referred to in this Section 6.7, in each case, solely to the extent required by the Organizational Documents of the Company or the Acquired Subsidiaries as of the date hereof.

(b)         Without limiting the foregoing, for a period of six (6) years after the Closing, the Company shall not (and shall not cause or permit any Acquired Subsidiary) amend or modify in any way adverse to the D&O Indemnified Parties, or to the beneficiaries thereof, the exculpation, indemnification, contribution and expense advancement or reimbursement provisions set forth in the Organizational Documents of the Company or the Acquired Subsidiaries with respect to acts or omissions occurring on or prior to the Closing.

(c)         If the Company or any of the Acquired Subsidiaries or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Company or any such Acquired Subsidiary will not be the continuing or surviving entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each case, proper provision will be made prior to or concurrently with the consummation of such transaction so that the successors and assigns the Company or any such Acquired Subsidiary, as the case may be, will be able to satisfy the indemnification and other obligations set forth in this Section 6.7.

(d)         Notwithstanding Section 8.4, the provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.8           Shared Contracts.

(a)         BridgeBio and its Subsidiaries are party to certain Contracts as set forth in Section 6.8 of the BridgeBio Disclosure Letter that relate both to the Acquired Assets and the Excluded Assets (each, a “Shared Contract”). Prior to and after the Closing, until earlier of (i) the expiration or termination date of the applicable Shared Contract and (ii) twenty-four (24) months following the Closing Date, each of BridgeBio and the Company shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Subsidiaries to enter into with, or issue notice to (as applicable), each Third Party to a Shared Contract (whether or not listed on Section 4.19 of the BridgeBio Disclosure Letter), either (A) a separate contract or agreement (a “New Contract”) or (B) a partial assignment (a “Partial Assignment”), in each case, in a form reasonably acceptable to BridgeBio and the Company that allocates the rights and obligations of BridgeBio and its Subsidiaries and the Company and the Acquired Subsidiaries, as applicable, under each such Shared Contract as between the Acquired Assets, on the one hand, and the Excluded Assets, on the other hand.

(b)         Prior to such entry into such New Contract or Partial Assignment in accordance with Section 6.8(a), until earlier of (i) the expiration or termination date of the applicable Shared Contract and (ii) twenty-four (24) months following the Closing Date, each of BridgeBio and the Company shall, and shall cause their respective Subsidiaries to (A) cooperate in good faith and use their respective commercially reasonable efforts (with each party being responsible for its own out-of-pocket expenses) to enter into such New Contract or Partial Assignment in accordance with Section 6.8(a) as promptly as practicable after the Closing and (B) until the entry into such New Contract or Partial Assignment, enter into an arrangement under which the Company (and/or one of its Subsidiaries) or BridgeBio (and/or one of its Subsidiaries) will, in compliance with Law, obtain the economic benefits of, and assume the obligations and bear the economic burdens associated with, the Acquired Assets or the Excluded Assets, respectively, under any such Shared Contract (including by separating, dividing, modifying, replicating or novating such rights and obligations under and in respect of such Shared Contract).

Section 6.9          Misallocated Assets; Third-Party Claims.

(a)        If at any time within twenty four (24) months after the Closing, if (i) any Excluded Asset or Excluded Liability is found to have been transferred to the Company or any of its Affiliates in error or otherwise than is provided under this Agreement, either directly or indirectly, the Company shall, or shall cause its Affiliates to, promptly notify BridgeBio and transfer or convey to BridgeBio or its designated Affiliate, and BridgeBio or its designated Affiliate shall accept, such Excluded Asset or Excluded Liability, as applicable, as soon as practicable, or (ii) any Acquired Asset or Assumed Liability is found to have been retained or incurred by BridgeBio or any of its Affiliates in error or otherwise than is provided under this Agreement, either directly or indirectly, BridgeBio shall, or shall cause its Affiliates to, promptly notify the Company and transfer and convey to the Company or its designated Affiliate, and the Company or its designated Affiliate shall accept, such Acquired Asset or Assumed Liability, as applicable, as soon as practicable, in each case, for no consideration therefor. Reasonable and documented out-of-pocket costs and expenses of the foregoing transfers and reimbursements shall be borne by the Company in the case of Excluded Assets and (ii) by BridgeBio in the case of Acquired Assets.

(b)         If at any time within twenty-four (24) months after the Closing, if (i) the Company or any of its Affiliates receives a payment, invoice or material document from a Third Party that, pursuant to the terms of this Agreement or any other Transaction Document, should have been paid or transmitted to BridgeBio or any of its Affiliates, the Company agrees to, or to cause its applicable Affiliate to, promptly notify BridgeBio and hold in trust and promptly deliver such payment, invoice or material document to BridgeBio or its designated Affiliate; or (ii) BridgeBio or any of its Affiliates receives a payment, invoice or material document from a Third Party that, pursuant to the terms of this Agreement or any other Transaction Document, should have been paid or transmitted to the Company or any of its Affiliates, BridgeBio agrees to, or to cause its applicable Affiliate to, promptly notify the Company and hold in trust and promptly deliver such payment, invoice or material document to the Company.

(c)        If at any time after the Closing, the Company or any of its Subsidiaries receives a claim, invoice or demand from a Third Party with respect to any amount that constitutes an Excluded Accounts Payable, the Company shall promptly notify BridgeBio, and BridgeBio shall promptly pay, or shall cause to be paid, such amount to such Third Party (and promptly confirm payment of the same to the Company), or if such amount has already been paid by the Company, BridgeBio shall promptly reimburse the Company for any such amount.

(d)         If at any time after the Closing, BridgeBio or any of its Subsidiaries receives a claim, invoice or demand from a Third Party with respect to any amount that constitutes an Assumed Accounts Payable, BridgeBio shall promptly notify the Company, and the Company shall promptly pay, or shall cause to be paid, such amount to such Third Party (and promptly confirm payment of the same to BridgeBio), or if such amount has already been paid by the BridgeBio or any of its Subsidiaries, the Company shall promptly reimburse BridgeBio or the applicable Subsidiary for any such amount.

Section 6.10         Employee Matters.

(a)         Prior to the end of the period contemplated by the Transition Services Agreement (such period, the “Transition Period”), the Company shall, or shall cause one of its Affiliates, to make an offer of employment to each In-Scope Program Employee, which offer of employment shall be effective as of the first day following the end of the Transition Period (the “Transfer Date”). Each In-Scope Program Employee who accepts such offer of employment and actually commences employment with the Company or any of its Affiliates as of the Transfer Date shall be a “Transferred Employee.” Notwithstanding anything to the contrary in this Section 6.10, if any In-Scope Program Employee is not actively at work and is receiving, or in a waiting or elimination period for, short-term or long-term disability benefits as of immediately prior to the Transfer Date pursuant to an Employee Plan (each, an “Inactive Employee”) such Inactive Employee will remain employed with BridgeBio or any of its Affiliates as of the Transfer Date. If such Inactive Employee, within six (6) months following the Transfer Date, is able to return to work, then immediately upon such return, BridgeBio shall so notify the Company, and the Company shall, or shall cause one of its Affiliates to, offer employment to such employee. With respect to each Inactive Employee who commences employment with the Company, references to the “Transfer Date” in this Agreement shall be deemed to refer to the date that such Inactive Employee commences employment with the Company.

(b)        From and after the Closing Date, the Company shall honor, fulfill and fully satisfy any and all obligations for the year in which the Closing Date occurs for any cash bonus, commission or other incentive compensation Employee Plans in which any Transferred Employee participates immediately prior to such Transferred Employee’s Transfer Date (collectively, the “Bonus Plans”), whether the obligation with respect thereto arises before, after or as a result of the Closing Date, in accordance with the terms of such Bonus Plans (the aggregate amount of such payments, the “Closing Year Bonus Payments”). As soon as practicable following the payment of the Closing Year Bonus Payments to Transferred Employees (which shall be paid no later than March 15, 2025), the Company shall provide BridgeBio with a full statement of such payments made to Transferred Employees. Within sixty (60) days following receipt of such statement, BridgeBio will reimburse the Company an amount equal to seven-twelfths (7/12th) of (i) the Closing Year Bonus Payments plus (ii) the employer portion of Taxes payable in respect of the Closing Year Bonus Payments.

(c)         Effective as of the Transfer Date, any unvested equity or equity-based incentive awards of BridgeBio held by Transferred Employees will be forfeited as a result of the transfer of such Transferred Employees’ employment pursuant to this Agreement, and BridgeBio shall retain all Liabilities with respect to any equity or equity-based incentive awards of BridgeBio held by any In-Scope Program Employee (including any Transferred Employee). Following the Transfer Date, the Company shall be solely responsible for the payment of any incentive compensation to Transferred Employees.

(d)        Except for Excluded Liabilities or as otherwise specifically set forth in this Section 6.10, the Company shall assume (i) all Liabilities with respect to the Company’s or its Affiliate’s employment or termination of the Transferred Employees on or after the Transfer Date,  and (ii) all Liabilities otherwise set forth in the Transition Services Agreement (the “Assumed Employee Liabilities”).

(e)         Prior to the Transfer Date, BridgeBio shall, or shall cause its applicable Affiliate to, fully vest each In-Scope Program Employee in his or her account balances under each Employee Plan intended to be qualified under Section 401(a) of the Code, effective as of the Transfer Date, and make or cause to be made all employee and employer contributions to such Employee Plan on behalf of In-Scope Program Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year prior to the Transfer Date.

(f)         BridgeBio shall, or shall cause its Affiliates to, use their commercially reasonable efforts to ensure that any foreign national In-Scope Program Employee who requires a visa in order to work for BridgeBio or its Affiliates in his or her current position may continue to work in such position as a Transferred Employee on the Transfer Date. In the event such In-Scope Program Employee is not authorized to work for the Company as of the Transfer Date, such In-Scope Program Employee shall become a “Delayed Transfer Employee.” From and after the Transfer Date and until the earlier of (i) the date each Delayed Transfer Employee becomes employed by the Company or (ii) a date to be mutually agreed by the Parties (such period, the “Delayed Transfer Employee Term”), BridgeBio and its Affiliates shall make the services of such Delayed Transfer Employee available to the Company until the applicable visa is obtained. During such Delayed Transfer Employee Term, Delayed Transfer Employees shall remain employees of BridgeBio or its applicable Affiliate, subject to any Delayed Transfer Employee’s termination of employment due to termination for cause, resignation, death or disability. For and in consideration for such services from BridgeBio and its Affiliates to the Company, the Company shall pay and deliver to BridgeBio and its Affiliates a monthly payment equal to the total amount of compensation, employee benefit expenses, employment taxes, liability insurance costs and overhead expenses  (in each case, to the extent reasonable and documented) actually incurred by BridgeBio and its Affiliates for each Delayed Transfer Employee providing services to the Company for the immediately preceding month; provided, however, such amounts may not exceed the total amount of compensation, employee benefit expenses employment taxes, liability insurance costs and overhead expenses actually incurred by BridgeBio and its Affiliates for each such Delayed Transfer Employee immediately prior to the Transfer Date.

(g)        During the period prior to the Closing Date, BridgeBio shall, and shall cause its Affiliates to, use commercially reasonable efforts to make independent contractors who provide services to the In-Scope Programs and are directly engaged by BridgeBio or its Affiliates available to the Company or its Affiliates for the purpose of allowing the Company to interview each such contractor and determine the nature and extent of each such person’s continuation with the Company and its applicable Affiliates, if any.

(h)         Nothing contained in this Section 6.10, express or implied, (i) is intended to confer upon any In-Scope Program Employee or any other Person any right to continued employment or any particular term or condition of employment for any period, (ii) will prohibit or limit the ability of the Company or any of its respective Affiliates from amending, modifying or terminating any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) will constitute an amendment to or any other modification of any Acquired Subsidiary Plan or Employee Plan or other benefit or compensation plan, program, policy, Contract, agreement or arrangement. Further, this Section 6.10 will be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 6.10.

Section 6.11        Transitional Trademark License. Following the Closing, the Company and its Affiliates shall, as soon as practicable, but in no event later December 31, 2024, cease to make any use of or to permit any third party to make any use of any BridgeBio Marks.  Any use by the Company of any of the BridgeBio Marks as permitted in this Section 6.11 is subject to their use of the BridgeBio Marks in a form and manner, and with standards of quality, of that in effect for the BridgeBio Marks as of the Closing Date; provided, that neither the Company nor any of its Affiliates shall use the BridgeBio Marks for sales or marketing purposes in any event.  The Company and its Affiliates shall not use the BridgeBio Marks in a manner that may reflect negatively on such name and marks or on BridgeBio or its Affiliates.  BridgeBio shall have the right to terminate the foregoing, effective immediately, if the Company and its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of BridgeBio in relation to the use of the BridgeBio Marks. Notwithstanding the foregoing or anything to the contrary, nothing in this Agreement will prohibit the Company or any of its Subsidiaries from (x) retaining and using, solely for its internal business purposes, records and other historical or archived documents containing or referencing the BridgeBio Marks and (y) using the BridgeBio Marks in a descriptive or factually accurate manner where such use constitutes permitted non-trademark uses under applicable Law, including uses not in commerce, uses that would not cause confusion as to the origin or sponsorship of a good or service and uses in historical, tax and similar records.

Section 6.12        Intellectual Property Cross-Licenses.

(a)          Effective as of the Closing, BridgeBio hereby grants, and shall cause its Subsidiaries to grant, to the Company and its Subsidiaries (a) a perpetual, irrevocable, non-exclusive, non-transferable (except pursuant to Section 6.12(c)), worldwide, sublicensable (in multiple tiers for use in connection with the conduct of any In-Scope Program or any other business of the Company or its Subsidiaries permitted by the Transaction Agreements but not for the independent use by Third Parties), fully paid up, royalty-free license under any Know-How owned by BridgeBio or its Subsidiaries as of the Closing to the extent both Controlled by BridgeBio or its Subsidiaries and used in any In-Scope Program as of the Closing, solely to the extent necessary or reasonably useful for the Company and its Subsidiaries to conduct any In-Scope Program or any other business of the Company or its Subsidiaries permitted by the Transaction Documents, including to make, have made, import, export, use, have used, sell, have sold, offer for sale and otherwise exploit any compound or product under any such program or in any such business and (b) a perpetual, irrevocable, non-exclusive, non-transferable (except pursuant to Section 6.12(c)), worldwide, sublicensable (in multiple tiers for use in connection with the conduct of any In-Scope Program but not for the independent use by Third Parties), fully paid up, royalty-free license under any Patents Controlled by BridgeBio or its Subsidiaries as of the Closing to the extent practiced in any In-Scope Program as of the Closing, solely to the extent necessary or reasonably useful for the Company and its Subsidiaries to conduct any In-Scope Program, including to make, have made, import, export, use, have used, sell, have sold, offer for sale and otherwise exploit any compound or product under any such In-Scope Program.

(b)         Effective as of the Closing, the Company hereby grants, and shall cause its Subsidiaries to grant, to BridgeBio and its Subsidiaries a perpetual, irrevocable, non-exclusive, non-transferable (except pursuant to Section 6.12(c)), worldwide, sublicensable (in multiple tiers for use in connection with the conduct of the business of BridgeBio or any of its Subsidiaries but not for the independent use by Third Parties), fully paid up, royalty-free license under any Know-How owned by the Company or its Subsidiaries as of the Closing to the extent both Controlled by the Company or its Subsidiaries and used in the business of BridgeBio or its Subsidiaries as of the Closing, solely to the extent necessary or reasonably useful for BridgeBio and its Subsidiaries to conduct any business of BridgeBio or its Subsidiaries permitted under the Transaction Documents, including to make, have made, import, export, use, have used, sell, have sold, offer for sale and otherwise exploit any compound or product in any such business.

(c)          The foregoing licenses are assignable, in whole or in part, in connection with the sale or transfer of the business or assets of BridgeBio, the Company or their respective Subsidiaries to which such license relates; provided that such licenses shall not be deemed to extend to any other businesses of any such buyer or transferee.

Section 6.13        Non-Solicitation. BridgeBio agrees that, for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, neither it nor any of its controlled Affiliates shall directly or indirectly solicit for employment or any similar arrangement, hire, employ or engage (in any capacity) any In-Scope Program Employee (including any Transferred Employee) of the Acquired Subsidiaries; provided, however, that this Section 6.13 shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward employees of the Company or its Subsidiaries.

Section 6.14         Non-Competition.

(a)         BridgeBio agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, neither it nor any of its controlled Affiliates shall directly or indirectly (including by way of licensing any Person) own any interest in, engage in, manage, operate, develop or otherwise pursue the following programs or indications: Erythropoietic Protoporphyria (EPP), Alpha-1 antitrypsin deficiency (A1AT) and small molecule method for Tuberous Sclerosis Complex (TSC), and in each case, next generation applications of the foregoing (together, a “Company Competing Program”); provided that nothing in this Section 6.14(a) shall preclude BridgeBio and its controlled Affiliates from (i) owning up to a 5.00% passive interest in any Person engaged (in any manner) in a Company Competing Program and to the extent such investment does not give BridgeBio or such Affiliates the right to designate a member of the board of directors (or similar governing body) of such Person and (ii) BridgeBio’s ownership and involvement in the joint venture with the Company as contemplated by the Transaction Documents.

(b)         The Company agrees that for the period commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date, neither it nor any of its controlled Affiliates shall directly or indirectly own any interest in, engage in, manage, operate, develop or otherwise pursue the following programs or indications: Transthyretin Amyloidosis (ATTR), Autosomal Dominant Hypocalcemia Type 1 (ADH1), Achondroplasia and other skeletal dysplasias, Limb-Girdle Muscular Dystrophy Type 2I (LGMD2I), Congenital Adrenal Hyperplasia (CAH) and  gene therapy method for Tuberous Sclerosis Complex (TSC), and in each case, next generation applications of the foregoing (together, a “BridgeBio Competing Program”); provided that nothing in this Section 6.14(b) shall preclude the Company and its controlled Affiliates from owning up to a 5.00% passive interest any Person engaged (in any manner) in a BridgeBio Competing Program and to the extent such investment does not give the Company or such Affiliates the right to designate a member of the board of directors (or similar governing body) of such Person.

(c)         The Parties acknowledge that the restrictions set forth in Section 6.13 and this Section 6.14 are reasonable in scope and duration and in all other respects and are intended to comply with all applicable Laws. The Parties further acknowledge that the restrictions set forth in Section 6.13 and this Section 6.14 are necessary to protect the Investors’ significant investment in the Acquired Assets, including its goodwill, and that the Investors would not enter into this Agreement without the restrictions contained in Section 6.13 and this Section 6.14. It is the desire and intent of the Parties that the provisions of Section 6.13 and this Section 6.14 be enforced to the fullest extent permissible under applicable Law. Therefore, the Parties agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 6.13 and this Section 6.14, and that, in addition to all other remedies it may be entitled to, the non-breaching Party shall be entitled to seek specific performance, or injunctive or other equitable relief, as a remedy for any such breach. To the extent that any part of Section 6.13 and this Section 6.14, as applicable, may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be deemed amended to the extent (and only to such extent) necessary in order that such provision be valid and enforceable, and the remainder of such sections shall not thereby be affected and shall be given full force and effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the covenant in the particular jurisdiction in which such adjudication is made.

Section 6.15         Release.

(a)         Effective as of the Closing, BridgeBio, on behalf of itself and its Affiliates, and its and their respective individual, joint or mutual, past, present and future successors, assigns, representatives, administrators, executors, beneficiaries, agents, Affiliates, equityholders, Subsidiaries, officers, directors, employees, partners, members, managers, general or limited partners and advisors (collectively, the “BridgeBio Releasing Parties”), hereby unconditionally and irrevocably waives releases, remises and forever discharges any rights, claims and Losses of any type that it or any of the BridgeBio Releasing Parties has had, now has or might now or hereafter have against the Company and any Acquired Asset, and each of the Company’s individual, joint or mutual, past, present and future representatives, equityholders, Affiliates, Subsidiaries, officers, directors, employees, partners, members, managers, agents, general or limited partners, advisors, successors and assigns in respect of, relating to or arising in connection with any actions or failures to take actions on or prior to the Closing Date (including in connection with the ownership and operation of the Company and the Acquired Assets), except for (i) rights, claims and Losses arising from and after the date hereof under the terms of this Agreement or any Transaction Document or (ii) for Fraud. Each Party, for itself and the BridgeBio Releasing Parties, acknowledges that it is aware that it or such BridgeBio Releasing Party may hereafter discover facts different from or in addition to the facts which it or such BridgeBio Releasing Party now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such BridgeBio Releasing Party intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts, other than in the case of Fraud. The Parties acknowledge that this Section 6.15(a) is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 6.15(a) shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.

(b)         Effective as of the Closing, the Company, on behalf of itself and its Affiliates, and its and their respective individual, joint or mutual, past, present and future successors, assigns, representatives, administrators, executors, beneficiaries, agents, Affiliates, equityholders, Subsidiaries, officers, directors, employees, partners, members, managers, general or limited partners and advisors (collectively, the “Company Releasing Parties”), hereby unconditionally and irrevocably waives releases, remises and forever discharges any rights, claims and Losses of any type that it or any of the Company Releasing Parties has had, now has or might now or hereafter have against BridgeBio or any of its Subsidiaries, and each of their respective individual, joint or mutual, past, present and future representatives, equityholders, Affiliates, Subsidiaries, officers, directors, employees, partners, members, managers, agents, general or limited partners, advisors, successors and assigns in respect of, relating to or arising in connection with any actions or failures to take actions on or prior to the Closing Date (including in connection with the ownership and operation of the Company and the Acquired Assets), except for rights, claims and Losses (i) arising from and after the date hereof under the terms of this Agreement or any Transaction Document or (ii) for Fraud. Each Party, for itself and the Company Releasing Parties, acknowledges that it is aware that it or such Company Releasing Party may hereafter discover facts different from or in addition to the facts which it or such Company Releasing Party now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such Company Releasing Party intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts, other than in the case of Fraud. The Parties acknowledge that this Section 6.15(b) is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 6.15(b) shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.

Section 6.16       Prepaid Expenses. The Company shall reimburse the prepaid expenses, up to a cap of $1,200,000, comprising the “Total Assets” line item in the Financial Statements or that arise after the date of the Financial Statements but prior to the Closing and are of a type that would be reflected on a balance sheet of Portal or Sub21 in the Financial Statements had they existed at June 30, 2024 to BridgeBio at Closing.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

Section 7.1        Survival. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall survive the Closing, except in respect of claims for Fraud. The covenants, agreements and other obligations of the Parties set forth in this Agreement that contemplate performance following the Closing shall survive the Closing in full force and effect until fully performed in accordance with their terms. Each covenant in this Agreement that by its terms applies or is required to be performed in its entirety at or before the Closing shall survive until the occurrence of the Closing and shall thereupon terminate.

Section 7.2         Indemnification by BridgeBio. Subject to Section 7.4, from and after the Closing Date, BridgeBio shall indemnify, defend, hold harmless and reimburse the Company and its Affiliates and their respective directors, officers, employees, partners, members, managers, general or limited partners, representatives and advisors (the “Company Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with any and all Excluded Liabilities.

Section 7.3          Indemnification by the Company. Subject to Section 7.4, from and after the Closing Date, the Company shall indemnify, defend, hold harmless and reimburse BridgeBio and its Affiliates and their respective directors, officers, employees, representatives and advisors (the “BridgeBio Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with any and all Assumed Liabilities.

Section 7.4        Limitations on Indemnification. Each Person entitled to indemnification under this Article VII (an “Indemnified Party”) shall use commercially reasonable efforts to mitigate all Losses that are indemnifiable or recoverable hereunder or in connection herewith after becoming aware of any event that could reasonably be expected to give rise to such Losses (including by taking all reasonable actions to recover reasonably available proceeds under any Contract or insurance). The amount of any Losses for which either BridgeBio or the Company, as the case may be, is liable under this Article VII shall be reduced by (i) any amount actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Third Party, (ii) the amount of any insurance proceeds actually paid to the Indemnified Party in respect of such Losses as an offset against such Losses (net of out-of-pocket expenses reasonably incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses), and (iii) any net Tax benefits actually realized by any applicable Acquired Subsidiary as a result of the events or circumstances giving rise to the incurrence, accrual or payment of the Losses that such Indemnified Party is to recover from the indemnifying Party, calculated on a “with and without” basis. If the amount to be netted hereunder from any payment required under Section 7.2 or Section 7.3 is determined after payment by the indemnifying Party (“Indemnifying Party”) of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

Section 7.5           Procedure.

(a)         Any Person seeking indemnification provided for under this Article VII in respect of, arising out of or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a “Third-Party Claim”), shall promptly notify the Indemnifying Party in writing of the Third-Party Claim; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third-Party Claim.

(b)         If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third-Party Claim with counsel selected by the Indemnifying Party; provided that such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the Indemnifying Party; provided that the Indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third-Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the Indemnifying Party in writing. If the Indemnifying Party does not assume such defense, and for any period during which the Indemnifying Party has not assumed such defense, the Indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third-Party Claim) employed (and reasonably acceptable to the Indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the Indemnifying Party chooses to defend a Third-Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the Indemnifying Party in such defense or prosecution.

(c)         Notwithstanding anything to the contrary in this Section 7.5, no Party may settle, compromise or discharge (and in doing so, make any reasonable admission of Liability with respect to) such Third-Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)         An Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the Third-Party Claim (A) relates to or arises in connection with any criminal Legal Proceeding, or (B) seeks an injunction or other equitable relief against any Indemnified Party, or (ii) the outcome of any judgment or settlement of such Third-Party Claim could reasonably be expected to materially and adversely affect the ability of the Indemnified Party to conduct its or its Affiliates’ businesses.

(e)         In the event an Indemnified Party has a claim against an Indemnifying Party under Section 7.2 or Section 7.3 that does not involve a Third-Party Claim, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party (i) stating the amount of the Loss, if known, and method of computation thereof, (ii) giving reasonable supporting documentation relating to such Loss and (iii) containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, promptly after becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party and the Indemnifying Party shall, for a period of not less than sixty (60) days following receipt by the Indemnifying Party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period.

(f)          All amounts owed by an Indemnifying Party under this Article VII shall be paid promptly (but in any event within five Business Days from the date of determination of such amounts owed) by the Indemnifying Person through wire transfer of immediately available funds to the account designated in writing by the Indemnified Party entitled to such payment.

Section 7.6          Exclusive Remedies. Other than (a) with respect to any right a Party may have to injunctive relief or specific performance, or (b) in the case of Fraud, the Parties acknowledge and agree that following the Closing the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the Indemnified Parties pursuant to this Article VII for any claims for monetary relief by any Party; provided that, for the avoidance of doubt, this Section 7.6 shall not limit any rights or remedies of any Member or the Company under the LLC Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1         Expenses. Except as otherwise expressly provided herein (including the reimbursement obligation in the following sentence) and in the Transaction Documents, all costs and expenses, including fees and disbursements of legal counsel, financial advisors, accountants, consultants and other representatives and costs and expenses relating to the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the transfer of the Acquired Subsidiaries or the Acquired Assets, incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses”) that is incurred by BridgeBio, the Company or the Acquired Subsidiaries shall be borne and paid by BridgeBio. Notwithstanding anything contained in this Agreement to the contrary, the Company shall pay, or cause to be paid, on the Closing Date (or as soon as practicable thereafter) to or on behalf of each Investor (or any of their respective Affiliates) and BridgeBio (or any of its Affiliates) their incurred (whether or not paid) reasonable and documented out-of-pocket Transaction Expenses to the respective account designated by each Investor and BridgeBio in writing (in each case, which account shall be designated at least one Business Day prior to the Closing Date); provided that such Transaction Expenses of BridgeBio shall exclude fees and expenses incurred by the Special Committee in connection with its engagement of Goldman Sachs & Co. LLC, Goodwin and RTF.

Section 8.2          Amendment; Waiver. No amendment, supplement or modification of this Agreement shall be effective unless each of BridgeBio and the Company has signed a written instrument expressly referencing this Agreement and the specific provisions hereof that are intended to be so amended, supplemented or modified, and consenting to such amendment, supplement or modification. Any purported amendment, supplement or modification that fails to comply with the foregoing shall be null and void ab initio. Any failure by any such Party to comply with any obligation, covenant, agreement or condition herein may be waived by the other such Parties only by a written instrument signed by such Parties granting such waiver, and such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with this Agreement. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant herein, nor shall any single or partial exercise of such right, power or privilege preclude other or further exercise thereof or any other right, power or privilege.

Section 8.3          Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by merger, operation of law or otherwise) without the prior written consent of the other Parties and any purported assignment in violation of this Section 8.3 shall be void; provided that without the prior written consent of any Party hereto, each Investor and BridgeBio may assign any of its rights or obligations (in whole or in part) under this Agreement to one or more of its respective Affiliates without prior written consent of any other Party; provided that any assignment of obligations shall only release the assigning party from such obligations to the extent actually performed. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assignees.

Section 8.4          No Third-Party Beneficiaries. Except with respect to (a) D&O Indemnified Parties solely with respect to Section 6.7 and (b) BridgeBio Indemnified Parties and the Company Indemnified Parties solely with respect to Article VII, this Agreement is for the sole benefit of BridgeBio, the Company, the Investors and the Investors’ Representatives and their successors and permitted assigns, and nothing in this Agreement or any other Transaction Document is intended to or shall confer upon any other Person any legal or equitable right, claim, benefit or remedy of any nature whatsoever whether under Law or otherwise.

Section 8.5          Governing Law; Venue; Waiver of Jury Trial.

(a)        This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b)        The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom)) (collectively, the “Chosen Courts”) in any action or Legal Proceeding that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or Legal Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Legal Proceeding may not be brought or is not maintainable in the Chosen Courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Legal Proceeding shall be heard and determined exclusively by such Chosen Courts.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.5.

Section 8.6          Specific Performance. Each Party acknowledges and agrees that the other Parties will be irreparably damaged if this Agreement is not performed in accordance with its terms and that any breach of this Agreement and the non-consummation of the transactions contemplated by this Agreement would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at Law or in equity, the Parties expressly consent to the granting of an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically this Agreement, without the need for proof of actual damages or any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief, in accordance with its terms and to require any other Party to consummate the Closing and perform its obligations hereunder.

Section 8.7       Severability. If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable, or otherwise illegal by a court of competent jurisdiction, the remainder of this Agreement and the application of such provision to other circumstances shall not be affected. Upon any such determination that any term or other provision is invalid, unenforceable, or otherwise illegal, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.8         Counterparts; Electronic Delivery. This Agreement may be executed and delivered in two or more separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement, consent or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, portable document format (.pdf), or similar reproduction of such signed writing using electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 8.9          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The use of the word “include,” “includes” and “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The word “extent” in the phrase “to the extent” shall convey the concept of degree, and such phrase shall not mean simply “if.” Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement. The terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the word “threatened” in this Agreement shall be deemed followed by “in writing.” All references to “dollars” or “$” shall be to U.S. dollars. References to any provisions of Law shall be construed as references to such provisions as amended, expanded, consolidated or reissued, or as their applicability may be altered from time to time by other rules, and shall include any provision from which they originate (with or without modifications), regulations, instruments or other legal rules subordinate thereto. References to any period of days shall be deemed to be the relevant number of calendar days (unless Business Days are specified); provided that all references to terms or periods in this Agreement shall be counted excluding the date of the event that causes such term or period to begin and including the last day of the relevant term or period. All periods provided for in this Agreement ending on a day that is not a Business Day shall be automatically extended to the first subsequent Business Day. The phrases “provided,” “delivered,” “made available,” or “furnished” (or any phrase of similar import) means that the information referred to has been physically or electronically delivered to the Investors or its representatives (including the Investors’ Representatives and their representatives) at least one (1) Business Days prior to the date hereof (and available continuously until the execution of this Agreement), including information or documents that have been uploaded to the data room hosted by Donnelley Financial Solutions Venue in connection with the transactions contemplated hereby. This Agreement shall be construed as if drafted jointly by the Parties. The phrase “primarily related to” in respect of any program or business shall mean “primarily related to, primarily used or primarily held for use in” the conduct of such program or business. The phrase “ordinary course of business” means an action taken by or on behalf of a Person that is consistent (including with respect to frequency and magnitude) with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

Section 8.10        Schedules. The BridgeBio Disclosure Letter and the exhibits, schedules and annexes to this Agreement shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any exhibit, schedule or annex or the BridgeBio Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement. The BridgeBio Disclosure Letter had been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the BridgeBio Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in the BridgeBio Disclosure Letter relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in the BridgeBio Disclosure Letter or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in the BridgeBio Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or other similar terms in this Agreement. The inclusion of any item in the BridgeBio Disclosure Letter shall not constitute an admission by BridgeBio that such item is or is not material. No disclosure in the BridgeBio Disclosure Letter relating to any possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The BridgeBio Disclosure Letter and the information contained therein are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Section 8.11       Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) or (ii) as of the date transmitted if sent by electronic transmission (with confirmation of transmission by the transmitting equipment) to the following electronic mail addresses, in each case, to the addresses below (or at such other contact information for a party hereto as shall be specified by like notice):

If to BridgeBio:

BridgeBio Pharma, Inc.
3160 Porter Drive, Suite 250
Palo Alto, CA 94304
Attention:   Legal Department
Email:         legal@bridgebio.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:      Stephen F. Arcano
Thomas W. Greenberg
Email:           stephen.arcano@skadden.com
thomas.greenberg@skadden.com

If to the Company:

Notices shall be sent to the address and attention of the Company (as set forth in the notice provisions of the LLC Agreement).

If to Viking Global Opportunities Illiquid Investments Sub-Master LP or Viking Global Opportunities Drawdown (Aggregator) LP:

c/o Viking Global Investors LP
600 Washington Blvd
Stamford, CT 06901
Attention:     General Counsel
Email:          legalnotices@vikingglobal.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
1250 Broadway, 23rd Floor
New York, NY 10001
Attention:      Greg Volkmar
Jeffrey L. Stricker
Email:           gvolkmar@gunder.com
jstricker@gunder.com

If to Patient Square Bravo Aggregator, LP:

c/o Patient Square Equity Advisors, LP
2884 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Adam Fliss; Neel Varshney; Trit Garg
Email: adam@patientsquarecapital.com; neel@patientsquarecapital.com;
tgarg@patientsquarecapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Jason Freedman; Megan Baca
Email: Jason.Freedman@ropesgray.com; Megan.Baca@ropesgray.com

If to SC US/E GROWTH FUND X MANAGEMENT, L.P. or SC US/E Venture Fund XVIII Management, L.P.:

2800 Sand Hill Road, Suite 101
Menlo Park CA 94025
Attention:     Compliance
Email:          compliance@sequoiacap.com

with a copy (which shall not constitute notice) to:

Email:          sequoiacapital@sequoiacap.com

If to Frazier Life Sciences XI, L.P.:

1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Attention: Patrick Heron
Email: Patrick@frazierls.com

with a copy (which shall not constitute notice) to:

Frazier Life Sciences XI, L.P.
Attn: Chief Financial Officer
Two Union Square
601 Union St., Suite 3200
Seattle, WA 98101

If to Frazier Life Sciences Public Fund, L.P.:

1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Attention: Albert Cha
Email: albert@frazierls.com

with a copy (which shall not constitute notice) to:

Frazier Life Sciences Public Fund, L.P.
Attn: Chief Financial Officer
Two Union Square
601 Union St., Suite 3200
Seattle, WA 98101

If to Frazier Life Sciences Public Overage Fund, L.P.:

1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Attention: Albert Cha
Email: albert@frazierls.com

with a copy (which shall not constitute notice) to:

Frazier Life Sciences Public Overage Fund, L.P.
Attn: Chief Financial Officer
Two Union Square
601 Union St., Suite 3200
Seattle, WA 98101

If to Cormorant Private Healthcare Fund IV, LP, Cormorant Private Healthcare Fund V, LP or Cormorant Global Healthcare Master Fund, LP:

200 Clarendon Street 52nd Floor
Boston, MA 02116
Attention:     Neb Obradovic
Email:          neb@cormorant-asset.com

If to Aisling V Bridge Splitter LP:

c/o Aisling Capital V, L.P.
489 Fifth Avenue, 10th Floor
New York, NY 10017
Attn:  Drew Schiff & Eric Aguiar
Email:  dschiff@aislingcapital.com; eaguiar@aislingcapital.com

and

c/o Aisling Capital V, L.P.
489 Fifth Avenue, 10th Floor
New York, NY 10017
Attn:  Chief Financial Officer
Email:  rwenzel@aislingcapital.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attn: Todd Finger
Email:  tfinger@mwe.com

If to Kumar Haldea Revocable Trust:

Notices shall be sent to the address and attention of Kumar Haldea Revocable Trust (as set forth in the notice provisions of the LLC Agreement).

If to the Investors’ Representatives:

Notices shall be sent to the address and attention of Patient Square Bravo Aggregator, LP, Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP (as set forth above).

Section 8.12    Entire Agreement. The Transaction Documents (including the BridgeBio Disclosure Letter) collectively constitute the complete agreement among BridgeBio, the Company the Investors and the Investors’ Representatives, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the transactions contemplated by this Agreement, unless otherwise specifically provided in a written instrument executed by the Parties expressly referencing this Agreement and this Section 8.12.

Section 8.13       Public Announcements. Except as otherwise provided herein, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements with respect to this Agreement or the transactions contemplated hereunder; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation; provided that each Investor (to the extent such Investor is a financial sponsor) is permitted to report and disclose, on a confidential basis, the status of this Agreement and the transactions contemplated hereby to its direct or indirect limited partners or current or prospective investors in connection with ordinary course fundraising, reporting or informational activities.

Section 8.14        Investors’ Representatives.

(a)       Each Investor irrevocably authorizes and appoints the Investors’ Representatives as such Investor’s representatives and attorneys-in-fact to act on behalf of such Investor with respect to this Agreement and any other Transaction Document (other than the Amended and Restated LLC Agreement) and to take any and all actions and make any decisions required or permitted to be taken by the Investors’ Representatives pursuant to this Agreement or other Transaction Document (other than the Amended and Restated LLC Agreement), including the exercise of the power to:

(i)           give and receive notices and communications;

(ii)         execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the other Transaction Documents (other than the Amended and Restated LLC Agreement);

(iii)        make all elections or decisions contemplated by this Agreement and the other Transaction Documents (other than the Amended and Restated LLC Agreement);

(iv)      engage, employ, or appoint any agents or representatives (including attorneys, accountants, and consultants) to assist the Investors’ Representatives in complying with their duties and obligations; and

(v)          take all actions necessary or appropriate in the good faith judgment of the Investors’ Representatives for the accomplishment of the foregoing.

(b)        BridgeBio and the Company shall be entitled to deal exclusively with Investors’ Representatives on all matters relating to this Agreement and the other Transaction Documents (other than the Amended and Restated LLC Agreement) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Investor by each of the Investors’ Representatives, and on any other action taken or purported to be taken on behalf of any Investor by each of the Investors’ Representatives, as being fully binding upon such Person. Notices or communications to or from the Investors’ Representatives shall constitute notice to or from each of the Investors. Any decision or action by each of the Investors’ Representatives hereunder shall constitute a decision or action of all the Investors and shall be final, binding and conclusive upon each such Person. No Investor shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 8.14, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Investors, or by operation of Law, whether by death or other event. For the avoidance of doubt, any action taken by the Investors’ Representatives in accordance with Section 8.14(a) hereof shall be taken jointly by each Investors’ Representative and no Investors’ Representative shall be entitled to act independent of the other Investors’ Representative.

(c)        Each Investors’ Representative may resign at any time; provided, however, in no event shall any Investors’ Representative resign without the Investors (by action of the Investors representing a majority in interest of the Closing Date Cash Contribution (the “Required Majority”)) having first appointed a new Investors’ Representative who shall assume such duties immediately upon the resignation of such Investors’ Representative. If, for any reason, either Investors’ Representative is unable to serve as an Investors’ Representative, a new Investors’ Representative shall be appointed by the Investors (by action of the Required Majority). Notice of such appointment shall be sent to BridgeBio.

(d)         Each Investor (pro rata based on the portion of the Closing Date Cash Contribution) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless each Investors’ Representative against all fees, costs, expenses (including reasonable attorneys’ fees), damages, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Investors’ Representative by reason of the fact it is or was acting as an Investors’ Representative pursuant to the terms of this Agreement.

(e)        Notwithstanding anything herein to the contrary, other than in the case of Fraud, the Investors’ Representatives shall not have any obligation or liability to any Investor relating to the performance of their duties under this Agreement or under any Transaction Document. The Investors’ Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Investor. The Investors’ Representatives shall not be liable to any Investor for any action taken or omitted by them or any agent employed by them hereunder or under any other document entered into in connection herewith, except that the Investors’ Representatives shall not be relieved of any liability imposed by applicable Law for willful misconduct or actual common law fraud with the intent to deceive under Delaware law as determined by a final, non-appealable order of a court of competent jurisdiction.

(f)         For the avoidance of doubt, this Section 8.14 shall not impact any of the rights, privileges, preferences or obligations of any Investor under the Amended and Restated LLC Agreement.

Section 8.15        Privileges; Conflicts.

(a)        Each of the Parties acknowledges that BridgeBio has retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as counsel to BridgeBio in connection with the transactions contemplated hereby, that Skadden has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Person has the status of a client of Skadden for conflict of interest or any other purposes in connection with the transactions contemplated hereby and thereby. Each of the Parties further acknowledges that, after the Closing, Skadden may act as counsel to the Company or its Subsidiaries in connection with matters arising out of or related to this Agreement, the transactions contemplated hereby and the business activities of the Company and its Subsidiaries and that Skadden’s prior representation of BridgeBio shall not be deemed to be a disabling conflict with respect to such representation. Each of the Parties hereby waives any conflict of interest resulting from the foregoing. The Parties further agree that, as to all communications, whether written or electronic, among Skadden, BridgeBio, the Special Committee, the Company or any of their respective Affiliates, and all of their files, attorney notes, drafts or other documents, that relate in any way to this Agreement or the transactions contemplated hereby that predate the Closing and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to BridgeBio and may be controlled by BridgeBio and shall not pass to or be claimed by the Company or any of its respective Affiliates or any of the Investors or the Investors’ Representatives. The Parties shall take, and shall cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.15(a). The Parties further agree that Skadden and their respective partners and employees are third-party beneficiaries of this Section 8.15(a).

(b)        Each of the Parties acknowledges that the Special Committee has retained Goodwin Procter LLP (“Goodwin”) and Richards, Layton & Finger P.A. (“Richards”) to act as counsel to the Special Committee in connection with the transactions contemplated hereby, that neither Goodwin nor Richards has acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Person has the status of a client of Goodwin or Richards for conflict of interest or any other purposes in connection with the transactions contemplated hereby. Each of the Parties further acknowledges that, after the Closing, Goodwin and Richards may act as counsel to the Company or its Subsidiaries in connection with matters arising out of or related to this Agreement, the transactions contemplated hereby and the business activities of the Company and its Subsidiaries and that Goodwin’s and Richards’ prior representation of the Special Committee shall not be deemed to be a disabling conflict with respect to such representation. Each of the Parties hereby waives any conflict of interest resulting from the foregoing. The Parties further agree that, as to all communications, whether written or electronic, among Goodwin, Richards, the Special Committee, BridgeBio, the Company or any of their respective Affiliates, and all of their files, attorney notes, drafts or other documents, that relate in any way to this Agreement or the transactions contemplated hereby that predate the Closing and that are protected by the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege, such protections belong to BridgeBio and may be controlled by BridgeBio and shall not pass to or be claimed by the Company or any of its respective Affiliates or any of the Investors. The Parties shall take, and shall cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.15(b). The Parties further agree that Goodwin and Richards and their respective partners and employees are third-party beneficiaries of this Section 8.15(b).

Section 8.16       Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the express obligations set forth herein and pursuant to the terms hereof. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. The provisions of this Section 8.16 are intended to be for the benefit of, and shall be enforceable by, each Nonparty Affiliate and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 8.16. Nothing in this Section 8.16 shall limit claims against (or liability of) any Person in respect of Fraud.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The undersigned have entered into this Transaction Agreement effective as of the date first written above.

BRIDGEBIO PHARMA, INC.
By:	/s/ Neil Kumar
	Name:	Neil Kumar
	Title:	Chief Executive Officer

[Signature Page to Transaction Agreement]

INVESTORS AND INVESTORS’ REPRESENTATIVES:

VIKING GLOBAL OPPORTUNITIES
ILLIQUID INVESTMENTS SUB-
MASTER LP

By: Viking Global Opportunities Portfolio
GP LLC, its general partner

By:	/s/ Katerina Novak
Name:	Katerina Novak
Title:	Authorized Signatory

VIKING GLOBAL OPPORTUNITIES
DRAWDOWN (AGGREGATOR) LP

By: Viking Global Opportunities Drawdown
Portfolio GP LLC, its general partner

By:	/s/ Katerina Novak
Name:	Katerina Novak
Title:	Authorized Signatory

[Signature Page to Transaction Agreement]

PATIENT SQUARE BRAVO AGGREGATOR, LP

By: Patient Square Equity Advisors, LP
Its: General Partner

By: Patient Square Capital Holdings, LLC
Its: General Partner

By:	/s/ Adam Fliss
Name:	Adam Fliss
Its: General Counsel

[Signature Page to Transaction Agreement]

INVESTORS’ REPRESENTATIVE:

PATIENT SQUARE BRAVO AGGREGATOR, LP

By: Patient Square Equity Advisors, LP
Its: General Partner

By: Patient Square Capital Holdings, LLC
Its: General Partner

By:	/s/ Adam Fliss
Name:	Adam Fliss
Its: General Counsel

[Signature Page to Transaction Agreement]

SC US/E GROWTH FUND X MANAGEMENT, L.P., as nominee

By: SC US (TTGP), LTD., a Cayman Islands exempted company

Title:	General Partner

By:	/s/ Roelof F. Botha
	Name:	Roelof F. Botha
	Title:	Authorized Signatory

SC US/E VENTURE FUND XVIII MANAGEMENT, L.P., as nominee

By: SC US (TTGP), LTD., a Cayman Islands exempted company

Title: General Partner

By:	/s/ Roelof F. Botha
	Name:	Roelof F. Botha
	Title:	Authorized Signatory

[Signature Page to Transaction Agreement]

FRAZIER LIFE SCIENCES XI, L.P.

By: FHMLS XI, L.P.
Its general partner

By: FHMLS XI, L.L.C.
Its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Managing Director

FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.

By: FHMLSP, L.P.
Its general partner

By: FHMLSP, L.L.C.
Its general partner

By:	/s/ Albert Cha

Name:	Albert Cha
Title:	Managing Director

FRAZIER LIFE SCIENCES PUBLIC OVERAGE FUND, L.P.

By: FHMLSP Overage, L.P.
Its general partner

By: FHMLSP Overage, L.L.C.
Its general partner

By:	/s/ Albert Cha
Name:	Albert Cha
Title:	Managing Director

[Signature Page to Transaction Agreement]

CORMORANT PRIVATE HEALTHCARE FUND IV, LP

By:	Cormorant Private Healthcare GP IV,
LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

CORMORANT PRIVATE HEALTHCARE FUND V, LP

By:	Cormorant Private Healthcare GP V,
LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP
By:	Cormorant Global Healthcare GP,

LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

[Signature Page to Transaction Agreement]

AISLING V BRIDGE SPLITTER LP

By:	Aisling Capital Partners V, LP
Its: General Partner

By:	Aisling Capital Partners V LLC
Its: General Partner

By:	/s/ Robert Wenzel
	Name:	Robert Wenzel
	Title:	Chief Financial Officer

[Signature Page to Transaction Agreement]

KUMAR HALDEA REVOCABLE TRUST

By:	/s/ Neil Kumar
	Name:	Neil Kumar
	Title:	Trustee

[Signature Page to Transaction Agreement]

BRIDGEBIOX PHARMA, LLC

By:	/s/ James Li
	Name:	James Li
	Title:	President

[Signature Page to Transaction Agreement]